UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Express Scripts Holding Company
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EXPRESS SCRIPTS HOLDING COMPANY

One Express Way

Saint Louis, Missouri 63121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 7, 2014

The 2014 Annual Meeting of Stockholders of EXPRESS SCRIPTS HOLDING COMPANY, a Delaware corporation (the “Company”), will be held at the principal executive offices of the Company, One Express Way, Saint Louis, Missouri 63121, on Wednesday, May 7, 2014, at 8:00 a.m. Central Time (the “meeting”), to consider and act upon the following matters:

1.	to elect eleven (11) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2014;

3.	to approve, by non-binding vote, the Company’s executive compensation; and

4.	to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 10, 2014, are entitled to notice of, and to vote at, the meeting. At least ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at One Express Way, Saint Louis, Missouri 63121. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either complete, sign and date the enclosed proxy card and mail it promptly in the enclosed envelope, or vote electronically by telephone or the Internet as described in greater detail in the proxy statement. Returning the enclosed proxy card or voting electronically or telephonically, will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Martin P. Akins
Vice President, Deputy General Counsel and Corporate Secretary

One Express Way

Saint Louis, Missouri 63121

March 25, 2014

Even though you may plan to attend the meeting in person, please vote by telephone or the Internet, or execute the enclosed proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Telephone and Internet voting information is provided on your proxy card. Should you attend the meeting in person, you may revoke your proxy and vote in person.

EXPRESS SCRIPTS HOLDING COMPANY

One Express Way

Saint Louis, Missouri 63121

2014 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Express Scripts Holding Company, a Delaware corporation, to be voted at the 2014 Annual Meeting of Stockholders, which we refer to as the “annual meeting” or the “meeting,” and any adjournment or postponement of the meeting. The meeting will be held at the principal executive offices of the Company, One Express Way, Saint Louis, Missouri 63121, on Wednesday, May 7, 2014, at 8:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. On March 25, 2014, we mailed to our stockholders a notice containing instructions on how to access this proxy statement and our annual report to stockholders online, and made this proxy statement and form of proxy available online.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 7, 2014: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. (All website addresses given in this document are for informational purposes only and are not intended to be an active link or to incorporate any website information into this document.)

On April 2, 2012, we consummated a series of transactions (the “Medco transactions”) whereby Medco Health Solutions, Inc. became a wholly-owned subsidiary of our Company. With respect to the period prior to the consummation of the Medco transactions, references to the “Company,” “Express Scripts,” “we,” “our,” or “us” refer to Express Scripts, Inc.

2014 PROXY SUMMARY

This summary highlights information contained in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

•  Time and Date: 8:00 a.m., Central Time, Wednesday, May 7, 2014

•  Place: Company Headquarters, One Express Way, Saint Louis, Missouri 63121

•  Record Date: March 10, 2014

•  Voting: Stockholders as of the record date are entitled to vote; each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on

Voting Matters and Board Recommendations

•  Election of eleven directors (Board Recommendation: FOR EACH NOMINEE)

•  Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2014 (Board Recommendation: FOR)

•  Approval, by non-binding vote, of the Company’s executive compensation (Board Recommendation: FOR)

	Item No. 1: Election of Directors

Board Nominees	Name	Age	Director Since	Committee Memberships	Other Current Public Company Boards
	Gary G. Benanav Independent	68	2000	• Compliance • Corporate Governance	• Barnes Group, Inc.

	Maura C. Breen Independent	58	2004	• Compensation (Chair)

	William J. DeLaney Independent	58	2011	• Audit • Compensation	• Sysco Corporation

	Nicholas J. LaHowchic Independent	66	2001	• Compliance (Chair)

	Thomas P. Mac Mahon Independent	67	2001	• Corporate Governance (Chair)	• PharMerica Corporation

	Frank Mergenthaler Independent	53	2009	• Audit (Chair)

	Woodrow A. Myers, Jr., MD Independent	59	2007	• Compensation • Compliance

	John O. Parker, Jr. Independent	69	2001	• Audit • Compensation

	George Paz	58	2004		• Honeywell International, Inc.

	William L. Roper, MD, MPH Independent	65	2012	• Compliance	• DaVita HealthCare Partners Inc.

	Seymour Sternberg Independent	70	1992	• Audit • Corporate Governance	• CIT Group Inc.

Item No. 2: Ratification of Appointment of Independent Registered Public Accountants

Independent Registered Public Accountants	Although not required by law, we are asking stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2014.

Item No. 3: Advisory Vote on Executive Compensation

Named Executive Officers

• George Paz, Chairman and Chief Executive Officer (President through February 1, 2014)

• Jeffrey Hall, Executive Vice President and Chief Financial Officer through July 30, 2013

• Edward Ignaczak, Executive Vice President, Sales and Marketing

• Patrick McNamee, Executive Vice President and Chief Operating Officer through February 1, 2014

• Keith Ebling, Executive Vice President and General Counsel

• Matthew Harper, Vice President (Interim Chief Financial Officer from July 30, 2013 through February 10, 2014)

Advisory Vote

We are asking our stockholders to approve on an advisory basis the compensation of our named executive officers. Our board recommends a FOR vote because we believe that our compensation program aligns the interests of our named executive officers with those of our stockholders and achieves our compensation objective of rewarding management based upon individual and Company performance and the creation of stockholder value over the long-term.

Key Elements of Our Compensation Program	Component	Key Elements	Objective
	Base Salary	A fixed annual cash amount, determined annually.	Provides a pay opportunity comparable with the companies with which we compete for management talent.

Employee Annual Bonus Plan

An annual cash award available to certain non-executive officer employees, which is based primarily on the achievement of performance metrics (adjusted EPS and adjusted earnings) reviewed and agreed to by the Compensation Committee and secondarily on individual performance.

Rewards achievement of annual key financial metrics identified as important to the success of the business.

Motivates performance by delivering greater rewards for superior Company and individual results and reduced or no awards for underperformance.

Executive Performance- Based Cash Bonus Awards

An annual cash award available to executive officers approved by the Compensation Committee.

The Compensation Committee typically determines individual payout levels based primarily on the Company’s financial performance and secondarily on an evaluation of the performance of each named executive and his or her team.

Rewards achievement of annual financial and individual performance as determined by the Compensation Committee.

Motivates performance by delivering greater rewards for superior Company and individual results and reduced or no awards for underperformance.

Long-Term Incentive Plan

Stock options comprise approximately 40% and 33 1/3% of annual long-term incentive equity awards for our CEO and other named executives (other than Matthew Harper), respectively, and have a three-year vesting and seven-year expiration period.

Restricted stock units comprise approximately 25%, and 33 1/3% of annual long-term incentive equity awards for our CEO and other named executives (other than Mr. Harper), respectively, and have a three-year vesting period.

Performance shares comprise approximately 35% and 33 1/3% of annual long-term incentive equity awards for our CEO and other named executives (other than Mr. Harper), respectively, and vest based upon the Company’s relative performance over three years compared to a defined industry peer group in three equally weighted performance categories:

• total stockholder return;

• compound annual growth in EPS; and

• three-year average return on invested capital.

Beginning with the 2014 – 2016 performance period, the Company’s performance with respect to three-year average return on invested capital will be an absolute metric and will not be measured relative to a defined industry peer group.

Mr. Harper’s annual long-term incentive equity award was comprised of 50% stock options and 50% restricted stock units.

Stock options and restricted stock units align compensation to long-term stockholder value and stock price appreciation.

Performance shares reward the achievement of our long-term financial goals relative to a defined industry peer group.

Overlapping vesting periods help to manage compensation related risks associated with maximizing performance in any one period at the expense of another.

Multi-year vesting period serves as a retention tool.

Executive Compensation Program Best Practices

Our compensation program is designed to drive performance towards achievement of both short-term and long-term goals and to increase stockholder value, while appropriately balancing risk and reward. We regularly review our compensation program to incorporate best practices, examples of which include:

•   target total direct compensation (base salary, annual bonus and long-term incentives) that is competitive with a peer group of companies and other companies with which we compete for talent;

•   a mix of short- and long-term performance incentives, with emphasis on long-term performance;

•   stock ownership guidelines;

•   a prohibition on trading in derivatives related to shares of our common stock and on pledging shares of our common stock;

•   a clawback policy; and

•   no reportable perquisites.

2013 Performance Highlights

•   represented our first full integrated year following the Medco transactions (financial results for 2012 do not include Medco Health Solutions, Inc. for the first quarter);

•   increased earnings per share from continuing operations attributable to Express Scripts from $1.80 to $2.31, a 28% increase;

•   increased revenue from $93.7 billion to $104.1 billion, an 11% increase;

•   increased net income attributable to Express Scripts shareholders from $1,312.9 million to $1,844.6 million, a 40% increase;

•   increased generic fill rate from 78.5% to 80.8%;

•   increased net cash provided by continuing operations from $4.75 billion to $4.77 billion; and

•   divested non-core assets to further focus on our core business.

2013 Summary Compensation (see page 45 for additional detail)		Base Salary	Restricted Stock and Performance Share Awards	Option Awards	Bonus and Non-Equity Incentive Plan Compensation		All Other	Total
	George Paz	$1,187,308	$5,400,000	$3,600,000	$2,764,507		$88,867	$13,040,682
	Jeffrey Hall(1)	507,663	2,066,666	1,033,333	—		56,417	3,664,079
	Edward Ignaczak	689,587	1,646,666	823,333	1,070,107		55,990	4,285,683
	Patrick McNamee	689,587	1,646,666	823,333	690,391		53,827	3,903,724
	Keith Ebling	617,788	1,533,334	766,667	959,093		51,139	3,928,021
	Matthew Harper	320,192	130,000	130,000	448,122	(2)	15,300	1,043,614

(1)    Mr. Hall left the Company on September 1, 2013. The amounts set forth in the table reflect compensation amounts for Mr. Hall with respect to 2013. For a summary of the termination benefits received by Mr. Hall, some of which are payable in 2014, see “Employment Agreement and Potential Payments Upon Termination or Change in Control – Jeff Hall.”

(2)    Includes a cash bonus of $298,122 under the Employee Annual Bonus Plan and a special one-time cash bonus award of $150,000 paid in the first quarter of 2014. See “Executive Compensation – Special Cash Bonus Award.”

ABOUT THE MEETING

Why Did I Receive this Proxy Statement?

Because you were a stockholder of our Company as of March 10, 2014, or the “record date,” and are entitled to vote at the annual meeting, our board of directors is soliciting your proxy to vote at the meeting. This proxy statement summarizes the information you need to know in order to cast a vote at the meeting.

What Am I Voting On?

You are voting on three items:

1. election of directors (see page 9);

2. ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for 2014 (see page 73); and

3. approval, by non-binding vote, of the Company’s executive compensation (see page 75).

How Do I Vote?

Stockholders of record

If you are a stockholder of record, there are four ways to vote:

•	by toll-free telephone at 1-800-690-6903*

•	by Internet at www.proxyvote.com*

•	by completing and returning your proxy card

•	by written ballot at the meeting

*	The deadline to vote by telephone or Internet is 11:59 p.m. Eastern Time on May 6, 2014.

Street name holders

Shares of our common stock that are held in a brokerage account in the name of the broker are held in “street name.” If your shares are held in street name, you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker or vote by telephone or the Internet. Check your voting instructions card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

What Are the Voting Recommendations of the Board of Directors?

Our board of directors recommends the following votes:

1. FOR each director nominee;

2. FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for 2014; and

3. FOR the approval, by non-binding vote, of the Company’s executive compensation.

If you return a properly executed proxy card without instructions, the persons named as proxy holders will vote your shares in accordance with the recommendations of our board of directors.

Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed or electronic proxy card gives authority to George Paz and Keith J. Ebling, or either of them, to vote your shares at their discretion.

Who Is Entitled to Vote at the Meeting?

Only stockholders of record at the close of business on the record date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or at any postponement or adjournment of the meeting.

How Many Votes Do I Have?

You will have one vote for each share of our common stock you owned at the close of business on the record date.

How Many Votes Can Be Cast By All Stockholders?

On the record date there were 775,512,376 outstanding shares of our common stock, each of which is entitled to one vote at the meeting. There is no cumulative voting. Unless otherwise provided, all references to shares of our common stock in this proxy statement have been adjusted to reflect all of our previous stock splits.

How Many Votes Must Be Present to Hold the Meeting?

The holders of a majority of the aggregate voting power of our common stock outstanding on the record date, or approximately 387,756,189 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.

If you vote, your shares will be part of the quorum. Abstentions will be counted in determining the quorum. If you hold your shares in street name and do not provide voting instructions to your broker, but your broker has, and exercises, its discretionary authority to vote on at least one matter to be voted on at the meeting, your shares will be counted in determining the quorum for all matters to be voted on at the meeting. Brokers have discretionary authority with respect to the ratification of auditors, but do not have discretionary authority with respect to the election of directors or the approval of executive compensation. A “broker non-vote” occurs with respect to a matter to be voted on, when a broker holding shares in street name submits a proxy that states that the broker has not received instructions from the beneficial owner on how to vote with respect to the matter and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What Vote Is Required to Approve Each Proposal?

With respect to Item 1, the election of directors, the affirmative vote of the majority of the votes cast is required to elect a director when a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Brokers do not have discretionary authority with respect to the election of directors. Under Delaware law, if an incumbent director-nominee is not elected at the meeting, the director will continue to serve on the board as a “holdover director.” As required by our bylaws, each director-nominee has submitted an irrevocable contingent letter of resignation that becomes effective if he or she is not elected by a majority of the votes cast by stockholders and the board of directors accepts the resignation. If a director-nominee is not elected by a majority of the votes cast, the Corporate Governance Committee will consider the director’s resignation and recommend to the board whether to accept or reject the resignation. The board of directors will decide whether to accept or reject the resignation and publicly disclose its decision within 90 days after the date of the certification of the election results.

With respect to Item 2 and Item 3, the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the matter is required for approval. An abstention with respect to Item 2 or Item 3 will not be voted, although it will be counted for the purpose of determining the number of shares represented at the meeting and entitled to vote on the matter. Accordingly, an abstention will have the effect of a negative vote. Broker non-votes, if any, are not counted or deemed present or represented for determining whether stockholders have approved the proposal and would have no effect on the outcome of the vote. Brokers have discretionary authority with respect to the ratification of auditors. Brokers do not have discretionary authority with respect to the approval of executive compensation.

Can I Change My Vote or Revoke My Proxy?

Yes. You may change or revoke your proxy by sending in a new proxy card with a later date, or cast a new vote by telephone or Internet (not later than the deadline of 11:59 p.m. Eastern Time on May 6, 2014), or send a written notice of revocation to our Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy be revoked.

Why Haven’t I Received a Printed Copy of the Proxy Statement or Annual Report?

We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. This allows us to avoid printing and mailing proxy materials to stockholders who prefer to review the materials online. If you received a Notice of Internet Availability of Proxy Materials, or “Notice,” by mail, you will not receive a printed copy of the proxy materials, unless you submit a specific request. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of the proxy materials, you should follow the instructions for requesting these materials included in the Notice. We plan to mail the Notice to stockholders by March 25, 2014.

Who Can Attend the Annual Meeting?

Any Express Scripts stockholder as of the close of business on March 10, 2014 may attend the meeting. You will need an admission ticket or proof of ownership to enter the meeting. An admission ticket is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the meeting, please vote your shares by submitting a proxy, but keep the admission ticket and bring it with you to the meeting.

If your shares are held in street name (beneficially held in the name of a broker, bank or other holder of record), you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. You may also obtain an admission ticket in advance by writing to the Office of the Secretary, One Express Way, Saint Louis, Missouri 63121 or by faxing your request to 866-230-8345. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker or bank. Express Scripts encourages you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record.

Stockholders must also present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting. No cameras, recording equipment, large bags or packages will be permitted in the meeting.

How Will My Shares Be Voted if I Submit a Proxy Without Indicating My Vote?

If you submit a properly executed proxy without indicating your vote, your shares will be voted as follows:

•	FOR each director nominee named in this proxy statement;

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2014; and

•	FOR the approval, by non-binding vote, of the Company’s executive compensation.

Proxy Item No. 1:

ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the meeting or when their successors are duly elected and qualified. The Corporate Governance Committee of our board of directors has nominated eleven directors to be elected to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Mr. Skinner is retiring from the board at the 2014 annual meeting and accordingly, there may be a vacancy on the board following the election of directors. The Corporate Governance Committee of the board is currently in the process of identifying a candidate to fill this vacancy. Proxies cannot be voted for a greater number of persons than the number of nominees named below. Each nominee is currently a director of our Company and has agreed to serve if elected. Unless otherwise specified, all proxies will be voted in favor of each nominee listed below as a director of our Company.

Our board of directors has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or will otherwise not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies may be voted for a substitute nominee named by our board of directors as well as for the remaining nominees. Because this election is not a contested election, directors are elected by a majority of the votes cast when a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. “Votes cast” excludes abstentions and any broker non-votes. Our board of directors has determined that, in its judgment, with the exception of Mr. Paz, who is also an executive officer of our Company, all of the members of our board of directors are independent, as defined by the listing standards of The Nasdaq Global Select Market, as of the date of this proxy statement.

Our Corporate Governance Guidelines provide that the Corporate Governance Committee will nominate candidates for our board of directors who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of stockholders. Although we have not adopted a formal policy on diversity, the Corporate Governance Committee considers the diversity, age, skills, and experience of the candidates in the context of the overall needs of the board. The Corporate Governance Committee evaluates diversity in a broad sense, recognizing the benefits of racial and gender diversity, but also considers the breadth of backgrounds, professional skills, and business experiences that directors and candidates may bring to our board. In addition to these qualities, the selection criteria for nomination include the skills and characteristics possessed by each candidate in the context of the perceived needs of the board of directors at that point in time in an effort to ensure that there is a blend of skills and experience that will enhance the effectiveness of the board of directors. (For a full discussion on the criteria and process for the nomination of directors, see “Selection of Nominees for the Board of Directors” on page 15).

As described in more detail below, our board believes that the nominees, as a group, bring a diverse range of perspectives, and that each of our directors meets such criteria and has attributes and experience that make him or her well qualified to serve on our board of directors. For example, our board of directors includes several individuals with experience serving as a chief executive officer and/or as a director of another publicly-traded company or significant financial services company. Most of our directors have financial or accounting experience, including several who have held the position of chief financial officer at a publicly-traded company. The Corporate Governance Committee considered, among other factors, the specific experience and qualifications in the biographical information detailed below as part of its decision to nominate each individual.

Gary G. Benanav, 68, was elected a director of Express Scripts in January 2000. He served as Vice Chairman and a Director of New York Life Insurance Company or “New York Life,” a life insurance and financial services company, from November 1999 until his retirement in March 2005 and as Chairman and Chief Executive Officer of New York Life International from December 1997 until his retirement in March 2006. Mr. Benanav has served or serves on the boards of public companies, and has held leadership roles in industry trade groups. Mr. Benanav is currently a director of Barnes Group, Inc.

Relevant Areas of Expertise, Experience and Qualifications: Mr. Benanav brings experience to our board in the areas of mergers and acquisitions, corporate finance, law and compliance, government regulation, and international trade and operations. Mr. Benanav has experience in a variety of business sectors including banking and financial services, capital markets, and life, health and property and casualty insurance. Mr. Benanav holds a Masters in Business Administration and is a licensed attorney. Mr. Benanav also has over nine years of experience as a chief executive officer.

Maura C. Breen, 58, was elected a director of Express Scripts in July 2004. Ms. Breen served as Senior Vice President and General Manager for the New York Region for Verizon Communications, Inc. or “Verizon,” a provider of communications services, from March 2006 until her retirement in September 2008. Previously, Ms. Breen was Senior Vice President/Support Services, Network Services Group for Verizon, from December 2003 through March 2006. Ms. Breen also served as Senior Vice President & Chief Marketing Officer, Retail Market Groups for Verizon from July 2001 through December 2003. Ms. Breen also serves as Chair of the Crohn’s & Colitis Foundation of America.

Relevant Areas of Expertise, Experience and Qualifications: Ms. Breen brings experience to our board in the areas of marketing and branding, cost control and restructuring, technology and innovation, sales and business development, and operations. Ms. Breen has over 30 years of experience with a Fortune 100 company in the telecommunications industry, including over nine years as a corporate executive officer.

William J. DeLaney, 58, was elected a director of Express Scripts in September 2011. Mr. DeLaney is currently Chief Executive Officer of Sysco Corporation (“Sysco”), a food marketing and distribution company, and has served in this capacity since March 2009. He assumed the additional title of President of Sysco in March 2010. Mr. DeLaney began his Sysco career in 1987 and has held positions of increasing responsibility. In July 2007, Mr. DeLaney became Sysco’s Executive Vice President and Chief Financial Officer and continued to serve in such position following his promotion to CEO until October 2009. He has been a director of Sysco since January 2009.

Relevant Areas of Expertise, Experience and Qualifications: Mr. DeLaney brings experience to our board in the areas of accounting, finance, operations and management. Throughout his career, Mr. DeLaney has developed experience and knowledge in the areas of leadership and management development, corporate strategy and development, finance and accounting and distribution and supply chain management. Mr. DeLaney holds a Master of Business Administration and has extensive experience as a corporate executive officer.

Nicholas J. LaHowchic, 66, was elected a director of Express Scripts in July 2001. Mr. LaHowchic is currently President and Chief Executive Officer of Diannic, LLC, a management consulting firm, and has served in this capacity since 2007. Previously, he served as President and Chief Executive Officer of Limited Logistics Services, Inc. or “LLS,” from October 1997, and as Executive Vice President for Limited Brands, Inc., a retail apparel company and the parent of LLS, from April 2004 until his retirement in February 2007. LLS provides supply chain, compliance and procurement services to retailers including Limited Brands, Inc. Mr. LaHowchic previously served as a director of Advance Auto Parts, Inc.

Relevant Areas of Expertise, Experience and Qualifications: Mr. LaHowchic brings experience to our board in the areas of financial reporting, accounting and controls, corporate finance, mergers and acquisitions, public policy, and government regulation. Mr. LaHowchic has global experience in a variety of business sectors including retail apparel, transportation and logistics services, manufacturing and distribution, and information services. Mr. LaHowchic holds a Masters in Business Administration and has over 16 years of experience as a chief executive officer.

Thomas P. Mac Mahon, 67, was elected a director of Express Scripts in March 2001 and has served as Presiding Director since May 2008. Mr. Mac Mahon served as Chairman of the Board, President and Chief Executive Officer and a member of the Executive and Management Committees of Laboratory Corporation of America Holdings or “LabCorp,” the second largest independent clinical laboratory company in the U.S., from January 1997 until his retirement in December 2006. Mr. Mac Mahon has also served or serves on the boards of several public and private companies. Mr. Mac Mahon served as a director LabCorp from 1995 to 2013 and Golden Pond Healthcare from 2007 to 2009. Mr. Mac Mahon also serves as a director of two start-up diagnostic companies, SYNAP Diagnostics and Aushon Biosystems. He currently serves as a director of PharMerica Corporation.

Relevant Areas of Expertise, Experience and Qualifications: Mr. Mac Mahon brings experience to our board in the areas of financial reporting, accounting and controls, mergers and acquisitions, corporate finance, cost control and restructuring, operations, public policy, law and compliance, government regulation, and information services. Mr. Mac Mahon has experience in a variety of business sectors including extensive healthcare experience. Mr. Mac Mahon has over ten years of experience as a chief executive officer.

Frank Mergenthaler, 53, was elected a director of Express Scripts in January 2009. He is currently Executive Vice President and Chief Financial Officer of Interpublic Group of Companies, Inc., an advertising and marketing services company, and has served in this capacity since July 2005. From April 2002 to July 2005, Mr. Mergenthaler was Executive Vice President and Chief Financial Officer of Columbia House Company, a direct marketer of entertainment content.

Relevant Areas of Expertise, Experience and Qualifications: Mr. Mergenthaler brings experience to our board in the areas of financial reporting, accounting and controls, corporate finance, cost control and restructuring, insurance and risk management, marketing and branding, and information services. Mr. Mergenthaler has experience in a variety of business sectors including extensive experience in the advertising and marketing industry. Mr. Mergenthaler is a Certified Public Accountant, has been a chief financial officer for over ten years, and is a former partner of PricewaterhouseCoopers LLP.

Woodrow A. Myers, Jr., MD, 59, was elected a director of Express Scripts in May 2007. Dr. Myers has served as Chief Executive Officer of Corizon Health, Inc., a provider of correctional health care solutions, since October 2013. In addition, Dr. Myers has served as Managing Director of Myers Ventures, LLC, a healthcare consulting company since December 2005. Dr. Myers also served as Executive Vice President and Chief Medical Officer of WellPoint, Inc., a health benefits company, from September 2000 through December 2005 and has also served or serves on the boards of numerous public and private companies, including Genomic Health Inc., from 2006 to 2013, LipoScience, Inc. from 2011 to 2013, Cardionet, Inc., Mozambique Healthcare Consortium and Stanford University Hospital & Clinics. Dr. Myers previously served as Commissioner of Health for New York City and for the State of Indiana. He is currently a director of Stanford University Hospitals and Clinics.

Relevant Areas of Expertise, Experience and Qualifications: Dr. Myers brings medical and management experience to our board, including extensive experience in the healthcare industry. Dr. Myers is a Medical Doctor and holds a Masters in Business Administration. Dr. Myers has over ten years of experience as a corporate executive officer.

John O. Parker, Jr., 69, was elected a director of Express Scripts in July 2001. Mr. Parker brings extensive corporate finance and management experiences to the board of directors, having served as a Venture Partner with Rho Ventures LLC, a venture capital firm, since January 2002. Mr. Parker also served as chief information officer of several public companies including SmithKline Beecham, Sea-land Corporation, Squibb Corporation and Baxter Healthcare. He currently serves as a member of the board of directors of PHT Corporation, a privately held company.

Relevant Areas of Expertise, Experience and Qualifications: Mr. Parker brings experience to our board in the areas of mergers and acquisitions, corporate finance, technology and innovation, information services, accounting and controls, government regulation, public policy, and international trade and operations. Mr. Parker has experience in a variety of business sectors including capital markets, manufacturing and distribution, healthcare, and transportation and logistics services. Mr. Parker holds a Masters in Business Administration and has over 20 years of experience as a corporate executive officer.

George Paz, 58, was elected a director of Express Scripts in January 2004 and has served as Chairman of the Board since May 2006. He assumed the role of Chief Executive Officer of Express Scripts on April 1, 2005

and served as President from October 2003 to February 2014. Mr. Paz joined Express Scripts and was elected Senior Vice President and Chief Financial Officer in January 1998 and continued to serve as Express Scripts’ Chief Financial Officer following his election to the office of President until his successor joined the Company in April 2004. Mr. Paz is currently a member of the board of directors of Honeywell International, Inc. and serves on the board of directors of the Federal Reserve Bank of St. Louis.

Relevant Areas of Expertise, Experience and Qualifications: Mr. Paz has extensive knowledge about Express Scripts and the opportunities and challenges we face, and brings over 30 years of experience to our board of directors, including over five years as our chief executive officer and over ten years as a chief financial officer. Mr. Paz has experience in relevant areas such as tax, financial reporting, accounting and controls, corporate finance, insurance and risk management, mergers and acquisitions, capital markets, government regulation, and employee health benefits. Mr. Paz is a Certified Public Accountant.

William L. Roper, MD, MPH, 65, was elected a director of Express Scripts effective April 2012. Dr. Roper served as a director of Medco Health Solutions, Inc. from December 2007 until the consummation of the Medco transactions in April 2012. Dr. Roper has served as Dean of the School of Medicine and Vice Chancellor for Medical Affairs of the University of North Carolina (“UNC”) at Chapel Hill, and as Chief Executive Officer of the UNC Health Care System, in each case, since 2004. He has also served as a Professor of Pediatrics and Social Medicine at the UNC School of Medicine and as a Professor of Health Policy and Administration at the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as Senior Vice President of Prudential Health Care and in other roles from 1993 to 1997. He also served as director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of CMS from 1986 to 1989. Dr. Roper has been a director of DaVita HealthCare Partners Inc. since 2001. He is a member of the Board of Directors and former Chairman of the Board of Directors of the National Quality Forum, a private, not-for-profit, public benefit corporation established to standardize healthcare quality measurement and reporting.

Relevant Areas of Expertise, Experience and Qualifications: Dr. Roper brings medical and management experience to our board as well as experience and extensive relationships in the healthcare industry. Dr. Roper is a Medical Doctor and has nearly twenty years of executive experience in various capacities. Dr. Roper is a member of the American Academy of Pediatrics and the American Medical Association.

Seymour Sternberg, 70, was elected a director of Express Scripts in March 1992. Mr. Sternberg became Chief Executive Officer and Chairman of the Board of New York Life in April 1997, and served as Chief Executive Officer until his retirement in June 2008. Mr. Sternberg continued to serve as non-executive Chairman of the Board of New York Life until May 2009. Mr. Sternberg was appointed by former President Clinton as one of three U.S. representatives to the Business Advisory Council of the Asia-Pacific Economic Cooperation. Mr. Sternberg has also served or serves on the boards of several public or private companies and charitable organizations. Mr. Sternberg is currently a director of CIT Group Inc. and a director of Northeastern University.

Relevant Areas of Expertise, Experience and Qualifications: Mr. Sternberg brings experience to our board in the areas of strategic oversight, capital markets, mergers and acquisitions, corporate finance, financial reporting, accounting and controls, law and compliance, government regulation, public policy and governmental affairs, and insurance and risk management. Mr. Sternberg has extensive experience in the life insurance and financial services industry. Mr. Sternberg has over 30 years of experience as an executive corporate officer, including more than 11 years as a chief executive officer.

The board of directors unanimously recommends a vote FOR the election of each director nominee listed above.

Retiring Directors

Samuel Skinner will retire from our board as of the date of the 2014 annual meeting. As such, Mr. Skinner is not included in the slate of nominees for election to the board listed above.

CORPORATE GOVERNANCE

The Board of Directors and its Committees

Our board of directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, our board of directors provides advice and counsel to, and ultimately monitors the performance of, our senior management.

Committees of the Board of Directors

Our board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Compliance Committee. Each committee has a written charter which is reviewed at least annually to reflect the activities of each of the respective committees, changes in applicable law or other relevant considerations, with any changes approved by the full board of directors. Each committee is composed entirely of directors deemed to be, in the judgment of our board of directors, independent in accordance with listing standards of The Nasdaq Global Select Market. Our board of directors met six times in 2013. Each director attended at least 75% of the total number of meetings of the board of directors and the board committees of which he or she was a member in 2013. While we do not have a formal policy requiring members of the board of directors to attend the annual meeting of stockholders, we encourage all directors to attend. All of our directors attended the annual meeting in 2013.

The following table lists the members, primary functions and number of meetings held for each of the committees.

Members	Principal Functions	Meetings in 2013
Audit Committee Frank Mergenthaler (Chair)* William J. DeLaney* John O. Parker, Jr.* Seymour Sternberg* * Each member of the Audit Committee has been determined by the board of directors, in its judgment, to be an audit committee financial expert, as defined under applicable SEC rules.

• Assist the board of directors in its oversight of (i) the integrity of our financial statements; (ii) our compliance with securities laws, including financial and disclosure requirements; (iii) our system of internal controls and the performance of our internal audit function; and (iv) the qualifications, independence and performance of our independent registered public accountants.

• Select, retain and oversee our independent registered public accountants.

• Review our annual and interim financial statements.

• Establish procedures for the receipt and handling of complaints regarding accounting, internal accounting controls or auditing matters.

8

Compensation Committee Maura C. Breen (Chair) William J. DeLaney Woodrow A. Myers, Jr., MD John O. Parker, Jr.

• Review and approve our stated compensation strategy.

• Review annually the goals and objectives relating to the compensation of, and the performance of, our chief executive officer.

• Review and approve compensation for our senior executives, subject to ratification by the full board of directors.

• Review and make recommendations to the Corporate Governance Committee regarding the compensation of directors.

• Approve forms of employment agreements for our senior executives.

• Approve and oversee the administration of our incentive compensation and equity plans, including the effect of our incentive compensation program on the risk-taking behavior of participants.

6

Members	Principal Functions	Meetings in 2013

Compliance Committee Nicholas J. LaHowchic (Chair) Gary G. Benanav Woodrow A. Myers, Jr., MD William L. Roper, MD, MPH	•Review and make recommendations to the board of directors addressing our legal and regulatory compliance practices generally (excluding SEC and financial reporting matters). •Review our Corporate Code of Conduct at least annually and make recommendations to the board of directors with respect to any proposed changes. •Meet regularly with our management to assess our compliance policies and procedures. •Review and approve a Code of Business Conduct and Ethics, and oversee implementation by management of procedures intended to ensure compliance with such Code.	4
Corporate Governance Committee Thomas P. Mac Mahon (Chair) Gary G. Benanav Samuel K. Skinner* Seymour Sternberg * Mr. Skinner will retire at our 2014 annual meeting.

•Recommend to the board of directors criteria for membership on our board.

•Select and recommend candidates for election or reelection as directors at our annual stockholders’ meeting.

•Consider stockholder recommendations for and nominations of candidates for election as directors.

•Recommend candidates to fill any vacancies on our board of directors.

•Review and make recommendations to the board of directors regarding our Corporate Governance Guidelines and the nature and duties of the committees of the board of directors.

•Approve and make adjustments to our policies regarding compensation of non-management directors.

•Review proposed related party transactions.

		7

Leadership Structure of the Board of Directors

Mr. Paz has served as both the chairman of our board of directors and our chief executive officer since May 2006. We believe that the current board leadership structure is appropriate because Mr. Paz has a unique depth of knowledge about Express Scripts and the opportunities and challenges we face. The current board leadership structure provides for effective leadership because, among other things, it recognizes the value of one person both speaking for and leading the Company and the board of directors.

Our Corporate Governance Guidelines provide for the selection of a Presiding Director of the board at such times as the position of chairman of the board is held by a non-independent director. Currently, Mr. Mac Mahon serves as the Presiding Director. The duties of the Presiding Director include:

•	presiding at all meetings of the board of directors at which the chairman of the board is not present, including executive sessions of the independent directors;

•	serving as liaison between the chairman of the board and the independent directors;

•	the authority to approve the nature and extent of information and data sent to the board of directors;

•	the authority to approve meeting agendas for the board of directors;

•	the authority to approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensuring availability for consultation and direct communication.

We believe that our governance structure provides effective oversight of the board of directors because:

•	we have a strong, independent Presiding Director;

•	the board of directors has established and follows robust Corporate Governance Guidelines, as discussed below;

•	each member of the board of directors, other than Mr. Paz, is independent as defined by the listing standards of The Nasdaq Global Select Market;

•	each standing committee of the board of directors is composed solely of independent directors; and

•	our independent directors meet regularly in executive session.

Governance Practices and Policies

Our Company is committed to the values of effective corporate governance and high ethical standards. These values are conducive to long-term performance and the board reevaluates our policies on an ongoing basis to ensure they sufficiently meet the Company’s needs. As a result of this periodic evaluation, the board has enhanced its Corporate Governance Guidelines and other governance documents in past years, including by (i) adopting a majority voting standard for the uncontested election of directors, (ii) reducing the threshold for stockholders to amend our bylaws from two-thirds to a majority of the voting power, (iii) empowering the role of the Presiding Director; (iv) amending our bylaws to permit stockholders to call a special meeting; and (v) not seeking to adopt a stockholder rights plan.

We have described below certain key corporate governance and ethics policies which we believe enable us to manage our business in accordance with the highest standards of business practices and in the best interests of our stockholders.

Corporate Governance Guidelines and Committee Charters

We have adopted Corporate Governance Guidelines to outline our corporate governance structure and address significant corporate governance issues, which Guidelines are reviewed at least annually by the Corporate Governance Committee. Copies of these Guidelines as well as the Charters for each of the committees of our board of directors can be found at the “Investor Relations — Governance — Corporate Governance Documents” section of our website at www.express-scripts.com.

Code of Ethics

We have adopted a Code of Ethics which applies to all of our directors, officers, and employees including our senior financial officers. A copy of the Code of Ethics is available at the “Investor Relations — Governance — Corporate Governance Documents” section of our website at www.express-scripts.com. We will also post any amendments to the Code of Ethics or any waivers of the Code of Ethics for any of our directors, executive officers or senior financial officers, in the same section of our website.

Selection of Nominees for the Board of Directors

The Corporate Governance Committee is responsible for evaluating potential candidates to serve on our board of directors, and for recommending nominees to be presented for election to the board of directors at our annual meeting of stockholders. In evaluating potential director candidates, including incumbent directors, the Corporate Governance Committee considers the skills and characteristics possessed by each candidate in the context of the perceived needs of the board of directors at that point in time in an effort to ensure that there is a blend of skills and experience that will enhance the effectiveness of the board. Among the factors considered by the Corporate Governance Committee are the following:

•	the nominee’s independence;

•	the nominee’s relevant professional skills and depth of business experience;

•	the nominee’s character, judgment, and personal and professional integrity;

•	the nominee’s ability to read and understand corporate financial statements;

•	the nominee’s willingness to commit sufficient time to attend to his or her duties and responsibilities as a member of the board of directors;

•	the nominee’s qualifications for membership on certain committees of the board of directors;

•	any potential conflicts of interest involving the nominee; and

•	the composition and diversity of our existing board of directors.

Although the board has not adopted a formal policy on diversity, the Corporate Governance Committee considers the diversity, age, skills, and experience of directors in the context of the overall needs of the board. The Corporate Governance Committee evaluates diversity in a broad sense, recognizing the benefits of racial and gender diversity, but also considering the breadth of backgrounds, skills, and experiences that directors and candidates may bring to our board.

In identifying potential candidates for the board of directors, the Corporate Governance Committee relies on recommendations from a number of possible sources, including current directors and officers. The Corporate Governance Committee may also retain outside consultants or search firms to help in identifying potential candidates for membership on the board. The Corporate Governance Committee will also consider candidates recommended by stockholders on the same basis as other candidates.

Any stockholder wishing to recommend a candidate for consideration by the Corporate Governance Committee to become a nominee for election to the board of directors may do so by submitting a written recommendation to the Corporate Governance Committee in accordance with our procedures for the submission of future stockholder proposals, as set out in our bylaws (see “Future Stockholder Proposals” on page 77). For a nominee to be considered for election, the nominee must provide the questionnaire, representation and agreement described in the “Future Stockholder Proposals” section below, and must describe various matters regarding the nominee and the recommending stockholder (including the underlying beneficial owner, if any) including, among other things, the following information:

•	the name, age, addresses and principal occupation or employment of both the nominee and the recommending stockholder;

•	the nominee’s general biographical information, including the identification of any other boards on which the nominee serves;

•	with respect to our common stock, the current ownership information for both the nominee and the recommending stockholder;

•	a description of any transactions or relationships between the nominee and/or the recommending stockholder on the one hand, and our Company or our management on the other hand;

•	a description of any material proceedings that are adverse to our Company and to which the nominee or the recommending stockholder, or either of their associates or affiliates, is a party;

•

a description of all agreements, arrangements and understandings between the recommending stockholder (or such stockholder’s affiliates and associates, or others acting in concert with such stockholder) and the nominee (or such nominee’s affiliates and associates) pursuant to which the nomination is made;

•

a description of any rights to vote or acquire shares of our common stock together with a description of any other derivative securities related to shares of our common stock held by the recommending stockholder;

•

such other information as may reasonably be required by the Company to determine the eligibility of the nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; and

•

any other information relating to the nominee or the recommending stockholder that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

The request for nomination must also be accompanied by a written consent from the proposed nominee authorizing his or her nomination and agreeing to serve as a director if elected. Our Corporate Secretary will review all such stockholder recommendations, and will forward those that comply with the above-described requirements to the Corporate Governance Committee for evaluation and consideration.

Directors’ Compensation

The compensation of our directors is determined by the Corporate Governance Committee with input from the Compensation Committee. The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on the board of directors and to appropriately align the interests of our directors with those of our stockholders. The Corporate Governance Committee and the Compensation Committee review the program periodically to ensure that it continues to meet these objectives. In order to determine whether the director compensation program is competitive, the Corporate Governance Committee and the Compensation Committee consider general market information on program design as well as the significant amount of time that directors expend in fulfilling their duties to the Company and the skill level required by members of the board.

Directors who are employed by our Company or its subsidiaries do not receive compensation for serving as directors. Directors who are not employees of our Company or its subsidiaries are entitled to receive:

•	an annual retainer as follows:

•	$45,000 for the Audit Committee chairperson,

•	$40,000 for the Compensation Committee chairperson,

•	$35,000 for other committee chairpersons,

•	$30,000 for the other non-employee directors,

•	an additional $10,000 for the Presiding Director, and

•	an additional $10,000 for each committee on which a director serves after the first committee;

•	a meeting fee of $2,000 for each meeting attended in person; and

•	a meeting fee of $1,000 for each meeting attended telephonically.

We also reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending board and committee meetings.

Our non-employee directors also receive equity awards. All awards are currently being made under the Express Scripts, Inc. 2011 Long-Term Incentive Plan, as amended and restated, or the “2011 LTIP.” All awards that were made prior to September 2011 were granted under the Express Scripts, Inc. 2000 Long-Term Incentive Plan, as amended, or the “2000 LTIP.” We make the following equity awards to our non-employee directors:

•	an initial equity grant with a notional value of $115,000 upon becoming a member of the board of directors; and

•	annual equity grants with a notional value of $200,000, with new directors who have taken office since the previous annual meeting receiving a pro-rated grant for the partial first year.

These equity awards are granted consistent with our policies with respect to establishing the grant date for approved equity awards. As such, if the subject meeting approving the awards occurs during an “open window” trading period, then the grant date is the date of such meeting. If the subject meeting approving the awards does not occur during an “open window” trading period, then the grant date is the third trading day following our next subsequent release of quarterly (or annual) financial results.

The equity awards are divided between non-qualified stock options and restricted stock units as follows:

•

one-half of the value of the equity award in time-vested, non-qualified stock options, valued using the method we utilize in valuing the grants for financial reporting purposes (currently the Black-Scholes valuation model), with the number of stock options and the exercise price determined based on the fair market value of our common stock as of the grant date; and

•

one-half of the value of the equity award in restricted stock units, valued based on the fair market value of our common stock as of the grant date. The restricted stock units entitle the non-employee director to receive an equivalent number of shares of our common stock upon vesting in the future.

All of the stock options granted to the non-employee directors under both the 2011 LTIP and the 2000 LTIP have an exercise price equal to 100% of the fair market value of our common stock on the grant date and have a seven year term. The stock options and restricted stock units vest ratably over a period of approximately three years. In order to relieve administrative burdens inherent with multiple vestings within a short timeframe, we generally align the vesting date for annual grants of time-based equity awards to a date certain (as opposed to the anniversary of the actual grant date). For non-employee director annual awards, the vesting date is May 1 of each year.

The vesting of unvested stock options and restricted stock units accelerates upon a director’s retirement as follows:

•

upon attaining age 70, which we refer to as a “tenured retirement,” all unvested stock options and restricted stock units vest immediately, with the right to exercise each stock option throughout the length of its term; and

•

upon attaining age 65 with at least 10 years of service on the board of directors, which we refer to as an “early retirement,” a pro-rated portion of all unvested stock options and restricted stock units vest in accordance with the original vesting schedule of the respective equity grant. The pro-rated portion that continues to vest is equal to (i) the number of months served past age 65, divided by (ii) 60, or at a rate of 20% per year between the ages 65 and 70. This vested portion of the stock option will remain exercisable until the earlier of four years after the retirement date or the expiration of the award. The portion of any award that does not vest is forfeited.

Upon the death or disability of a director who would have been eligible for a tenured retirement or an early retirement, such director or his or her representative can elect to have the eligible equity grants treated accordingly, or allow them to be treated under the existing provisions of the 2011 LTIP or the 2000 LTIP, as applicable, for “death” and “disability,” as those terms are defined in the 2011 LTIP or 2000 LTIP.

The following table provides information regarding our compensation of non-employee directors for 2013.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Total
Gary G. Benanav(4)	$64,000	$100,000	$100,000	$264,000
Maura C. Breen(5)	61,000	100,000	100,000	261,000
William J. DeLaney(6)	70,000	100,000	100,000	270,000
Nicholas J. LaHowchic(7)	54,000	100,000	100,000	254,000
Thomas P. Mac Mahon(8)	67,000	100,000	100,000	267,000
Frank Mergenthaler(9)	67,000	100,000	100,000	267,000
Woodrow A. Myers, Jr., MD(10)	59,000	100,000	100,000	259,000
John O. Parker(11)	71,000	100,000	100,000	271,000
William L. Roper, MD, MPH(12)	49,000	100,000	100,000	249,000
Samuel K. Skinner(13)	51,000	100,000	100,000	251,000
Seymour Sternberg(14)	75,000	100,000	100,000	275,000

(1)	This column reports the amount of cash compensation earned for 2013 service on our board of directors and its committees.

(2)

Each director received an award of 1,623 restricted stock units on May 9, 2013 which vest one-third per year on May 1, 2014, May 1, 2015, and May 1, 2016. Grant date fair value was $100,000 (each grant had a notional award value of $100,000 rounded down to the nearest whole share). Pursuant to the Company’s Director Compensation Policy, restricted stock unit awards have been valued in the same manner as described in footnote 1 to the Summary Compensation Table on page 45.

(3)

Each director received a grant of 5,872 non-qualified stock options on May 9, 2013, which vest one-third per year on May 1, 2014, May 1, 2015, and May 1, 2016. Grant date fair value was $100,000. Pursuant to the Company’s Director Compensation Policy, non-qualified stock options have been valued in the same manner as described in footnote 3 to the Summary Compensation Table on page 45.

(4)	At year-end, Mr. Benanav held 41,130 vested stock options, 12,942 unvested stock options and 3,278 unvested restricted stock units.

(5)	At year-end, Ms. Breen held 41,130 vested stock options, 12,942 unvested stock options and 3,278 unvested restricted stock units.

(6)	At year-end, Mr. DeLaney held 5,168 vested stock options, 10,748 unvested stock options and 2,743 unvested restricted stock units.

(7)	At year-end, Mr. LaHowchic held 15,308 vested stock options, 12,942 unvested stock options and 3,278 unvested restricted stock units.

(8)	At year-end, Mr. Mac Mahon held 41,130 vested stock options, 12,942 unvested stock options and 3,278 unvested restricted stock units.

(9)	At year-end, Mr. Mergenthaler held 31,010 vested stock options, 12,942 unvested stock options and 3,278 unvested restricted stock units.

(10)	At year-end, Dr. Myers held 15,308 vested stock options, 12,942 unvested stock options and 3,278 unvested restricted stock units.

(11)	At year-end, Mr. Parker held 41,130 vested stock options, 12,942 unvested stock options and 3,278 unvested restricted stock units.

(12)

At year-end, Dr. Roper held 43,786 vested stock options, 10,452 unvested stock options, 2,892 unvested restricted stock units and 6,872 restricted stock units fully vested but deferred until retirement.

(13)	At year-end, Mr. Skinner held 15,308 vested stock options, 12,942 unvested stock options and 3,278 unvested restricted stock units.

(14)	At year-end, Mr. Sternberg held 28,436 vested stock options, 12,942 unvested stock options and 3,278 unvested restricted stock units.

Stock Ownership Guidelines for Directors

Our Corporate Governance Guidelines establish a minimum level of stock ownership that is sufficient, in the judgment of the Corporate Governance Committee, to closely align the interests of our directors with those of our stockholders. Directors are expected to maintain stock ownership with a value of at least 1.5 times the notional value of our annual equity grant to non-employee directors. Only stock owned “free and clear” is included in determining compliance with this threshold (i.e., unexercised stock options and stock-settled stock appreciation rights or unvested restricted stock units are not included). Directors are given five years to meet this threshold. In addition, once a director has met the threshold, if the value of the stock held by such director falls below the required ownership level due to a decrease in the trading price of our stock, such director has two years to remedy the shortfall. While these guidelines are not mandatory, each director’s status with respect to stock ownership is reviewed annually and communicated to the directors. Each of our directors is currently in compliance with these guidelines. Mr. DeLaney, who joined our board in September 2011, has five years to meet the ownership threshold.

The Board of Directors’ Role in Enterprise Risk Management

Pursuant to Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, the board of directors has general oversight responsibility for our affairs, including risk management, while management is responsible for our day-to-day operations. In order to assist the board of directors in overseeing risk management, we have implemented “enterprise risk management” or “ERM,” which is a company-wide initiative that involves the board of directors, senior management and other personnel acting in an integrated effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives. These activities entail the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects.

Management provides periodic updates to our board of directors with respect to key risks which allows the board to formulate plans to manage these risks or mitigate their effects. At least annually, the board of directors discusses with management the appropriate level of risk relative to our corporate strategy and business objectives and reviews with management our existing risk management processes and their effectiveness. Further, at least annually, our Audit Committee discusses with our management and internal audit team our major financial risk exposures and the steps that have been taken to monitor and control such exposures, including a discussion of our risk assessment and risk management policies. In addition, our Compensation Committee regularly reviews risks related to our compensation policies and practices, and, at least annually, reviews and discusses the relationship between our risk management policies, corporate objectives, and compensation arrangements.

Communicating with the Board of Directors

Stockholders wishing to communicate with our board of directors or with an individual board member may do so by writing to the board of directors or the specific board member, and mailing the correspondence to: Express Scripts Holding Company, Attention: Corporate Secretary, One Express Way, Saint Louis, Missouri 63121. The outside of the envelope should clearly indicate that it contains a stockholder communication. Our board of directors has approved a process pursuant to which the office of the Corporate Secretary will review and forward the correspondence to the appropriate person or persons for response, with the exception of correspondence which is inappropriate or unrelated to the duties and responsibilities of the board of directors.

Certain Relationships and Related Party Transactions

The board of directors has adopted a Related Person Transaction Policy which requires all “Related Person Transactions” to be approved by the Corporate Governance Committee. The policy will be reviewed periodically by the Corporate Governance Committee.

Under the policy, a “Related Person” is: (i) any person who has served as an executive officer, director or director nominee of the Company at any time since the beginning of the last fiscal year; (ii) any person beneficially owning in excess of 5% of any class of the Company’s voting securities; or (iii) an immediate family member of any person described in clause (i) or (ii).

Under the policy, a “Related Person Transaction” is any transaction, arrangement or relationship, or series of similar transactions, (i) involving an amount that exceeds or is expected to exceed $120,000 in the aggregate; (ii) in which the Company or its subsidiaries was, is, or will be a participant; and (iii) in which a Related Person had, has, or will have a direct or indirect material interest, other than:

•	any compensation arrangement with one of our executive officers if the appropriate board committee approved such compensation arrangement;

•	any compensation paid to one of our directors if the compensation is approved by the appropriate committee;

•

any transaction where the Related Person’s interest arises solely from the ownership of our securities and all holders of the same class of securities receive the same benefit on a pro rata basis (e.g. dividends);

•

any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved over any 12-month period does not exceed the greater of $200,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $200,000, or 2% of the charitable organization’s total annual receipts;

•	transactions available to all employees generally and conducted on similar terms;

•	any transaction involving a Related Person in which the rates or charges involved are determined by competitive bids;

•

any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	any transactions with a Related Person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services; or

•	any transaction, contract or arrangement approved by the board of directors.

Our executive officers and directors are expected to notify the General Counsel of any current or proposed transaction that may be a Related Person Transaction. The General Counsel will determine if such transaction is likely to be considered a Related Person Transaction, and, if so, will include it for consideration at the next meeting of the appropriate committee. Approval should be obtained in advance of a Related Person Transaction whenever practicable. If it becomes necessary to approve a Related Person Transaction between meetings, the chair of the Corporate Governance Committee is authorized to act on behalf of the Corporate Governance Committee and will provide a report at its next meeting.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. In addition, we are strictly prohibited from extending personal loans to, or guaranteeing the personal loans of, any director or officer. A copy of our Code of Ethics is available at the “Investor Relations — Governance — Corporate Governance Documents” section of our website at www.express-scripts.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Company Performance

During the first full year following the Medco transactions (financial results for 2012 do not include Medco Health Solutions, Inc. for the first quarter), we completed the migration of clients to our single technology platform (on January 1, 2014) and made significant progress in integrating our systems, processes and solutions to provide-best-in-class client service and patient care, while at the same time, delivering strong financial performance.

Additional highlights from 2013 include:

•	increased earnings per share from continuing operations attributable to Express Scripts from $1.80 to $2.31, a 28% increase;

•	increased revenue from $93.7 billion to $104.1 billion, an 11% increase;

•	increased net income attributable to Express Scripts shareholders from $1,312.9 million to $1,844.6 million, a 40% increase;

•	increased generic fill rate from 78.5% to 80.8%;

•	increased net cash provided by continuing operations from $4.75 billion to $4.77 billion; and

•	divested non-core assets to further focus on our core business.

As we continued to deliver positive financial performance in 2013, we remained a leader among our industry peer group (as defined on page 38) over the previous three-year period in compound annual growth, in earnings per share and average return on invested capital. Our compound growth in total stockholder return placed us in the bottom quartile of our industry peer group. For further detail, see “Performance Share Award Results” on page 38.

Compensation Program Reflects Best Practices

We have designed our compensation program to drive performance towards achievement of our short-term and long-term goals and to increase stockholder value, while appropriately balancing risk and reward. In May 2013, the Compensation Committee (for purposes of this “Executive Compensation” section of the proxy statement, the “Committee”) conducted its annual review and risk assessment of the Company’s compensation policies and practices to ensure that our compensation program remains competitive and continues to align individual and group performance with the operational and financial performance of the Company. Following this review, the Committee concluded that our compensation program was appropriately designed for the size and complexity of the Company and that no significant changes were required. We intend to continue to regularly review our program and incorporate best practices, examples of which include:

•

target total direct compensation (base salary, performance-based cash bonus awards and long-term incentive equity awards) that is competitive with a peer group of companies and other companies with which we compete for talent;

•	a mix of short- and long-term performance incentives, with an emphasis on long-term performance;

•	the regular risk assessment of compensation programs;

•	stock ownership guidelines;

•	a prohibition on trading in derivatives with respect to our common stock and on pledging shares of our common stock;

•	a clawback policy; and

•	no reportable perquisites.

Pay-for-Performance

As discussed in more detail below, our compensation program is focused on aligning the interests of our executive officers with those of our stockholders. Because the majority of total direct compensation is in the form of performance-based variable pay awards (cash bonus awards and long-term incentive equity awards), the aggregate total direct compensation of our executive officers is designed to increase when the Company’s performance exceeds, and to decrease when the Company’s performance falls short of, our operational and financial goals. Total direct compensation for each of our executive officers can also increase or decrease based on individual performance (as determined by the Committee in consultation with the CEO or, with respect to the CEO, by the Committee and the independent members of the board). We also measure our compensation program relative to a peer group of companies. Historically, the target total direct compensation of our executive officers in the aggregate has been below the market median of this peer group of companies. See “Competitive Market Assessment of Executive Compensation Programs” on page 30.

Stockholder Say on Pay

In May 2013, we held our annual stockholder advisory vote on executive compensation, commonly referred to as a say-on-pay vote. Of all votes cast, 96% were in favor of the compensation of our named executive officers as disclosed in our 2013 proxy statement. The Committee considered the results of the say-on-pay vote together with the trends in the say-on-pay votes of other companies and concluded that the vote affirms stockholder support of our approach to executive compensation. As a result, the Committee decided not to make any significant changes to the structure of our compensation program.

Named Executive Officers

On July 29, 2013, we announced a chief financial officer transition process, pursuant to which Jeffrey Hall left the role of chief financial officer effective as of July 30, 2013 and Matthew Harper assumed the role of the Company’s interim chief financial officer until a permanent successor was appointed by the board. Mr. Hall remained an employee of the Company through September 1, 2013, after which certain payments and benefits were provided to Mr. Hall pursuant to the terms of his Executive Employment Agreement. See “Employment Agreements and Potential Payments Upon Termination or Change in Control – Jeff Hall” on page 67.

On February 10, 2014, Cathy R. Smith joined our Company as chief financial officer and Matthew Harper left the role of interim chief financial officer, remaining with the Company in his primary role as vice president.

We refer to George Paz, our chief executive officer, Jeffrey Hall, our former chief financial officer, Matthew Harper, our former interim chief financial officer and the three other officers named in the Summary Compensation Table (Edward Ignaczak, Patrick McNamee and Keith Ebling) as the “named executives” or “named executive officers.” On January 28, 2014, Edward Ignaczak notified the Company that he planned to retire from the Company at a date to be determined. On March 14, 2014, Patrick McNamee left the Company.

The compensation of our named executive officers (other than Mr. Harper) is generally approved by the Committee and ratified by the board; however, because Mr. Harper was our interim chief financial officer for only a brief period of time, his compensation is not subject to Committee or board approval and is generally determined by management.

Summary of Compensation Components

The key components of our compensation program for our named executives are outlined in the following table (excluding retirement, health and similar benefits which are generally available to all employees). Throughout this compensation discussion and analysis, we refer to certain performance targets that are non-GAAP financial measures, such as adjusted EPS and adjusted earnings. See “Performance Measures” on page 38 for an explanation of how we calculate these measures.

Compensation Components	Key elements	Objective	Compensation Actions in 2013
Base Salary	A fixed annual cash amount, determined annually.	Provides a pay opportunity comparable with the companies with which we compete for management talent.

Increased base salary in 2013 by approximately 3.8% for Mr. Paz, 2.8% for Mr. Hall, 3.0% for Mr. Ignaczak and Mr. McNamee, 4.2% for Mr. Ebling and 3% for Mr. Harper to reflect market level compensation, experience in roles and individual performance.

Employee Annual Bonus Plan

An annual cash award made to employees below the senior management level.

Mr. Harper participates in the Employee Annual Bonus Plan (the “Employee ABP”). None of our other named executive officers participates in the Employee ABP.

Under the Employee ABP, an adjusted EPS target is set as a threshold for funding the bonus plan above 12.5% of target funding for vice presidents (25% for other participants). If the adjusted EPS target is achieved, then an adjusted earnings target is used to determine the funding level of the Employee ABP above 12.5% of target funding. If the adjusted earnings target is met, then the Employee ABP is funded at 100% of target funding. With respect to any amount by which adjusted earnings is greater than the target, 50% of such excess amount is added to the funding of the Employee ABP up to a maximum of 200% target funding. If the adjusted earnings target is not met, then funding is reduced by 50% of such shortfall down to 12.5% of target funding. At the discretion of our CEO, in limited circumstances of exceptional performance, amounts paid to certain employees under the Employee ABP Plan may exceed 200% of such employee’s target bonus.

Rewards the achievement of certain operational and performance metrics that are established for each year.

Motivates performance by delivering greater rewards for superior Company and individual performance, while delivering reduced or no awards for Company or individual underperformance.

The target Employee ABP award was set at 40% of projected base salary for Mr. Harper.

For 2013, the adjusted EPS target was $4.25 and the adjusted earnings target was $6.672 billion. Based on actual 2013 adjusted EPS and adjusted earnings, the Employee ABP was funded at 155% of target funding.

Further adjustments based on Mr. Harper’s individual performance during the 2013 performance year resulted in a 2013 Employee ABP award for Mr. Harper equal to 233% of his target award.

Mr. Harper also received a one-time special cash bonus award of $150,000 in the first quarter of 2014. See “Executive Compensation – Special Cash Bonus Award.”

Compensation Components	Key elements	Objective	Compensation Actions in 2013
Executive Performance-Based Cash Bonus Awards

An annual cash award approved by the Committee for executive officers.

All of our named executives (other than Mr. Harper) are eligible to receive annual performance-based cash bonus awards. As noted above, Mr. Hall left the Company on September 1, 2013. Consequently, he did not receive a performance-based cash bonus award for 2013.

In the first quarter of the performance year, the Committee approves, and the board ratifies, a performance-based cash bonus award for each executive officer to be paid in the first quarter of the following year. The award is granted at 200% of each executive’s target bonus amount, which reflects the maximum potential award. For purposes of Section 162(m) of the Internal Revenue Code of 1986, the Committee also approves, and the board ratifies, a minimum EPS target that must be achieved during the performance year or the award is forfeited. If the minimum EPS target is met, the Committee retains the discretion to adjust the actual payout of the award downward from the maximum potential award. The Committee typically uses the Employee ABP funding factor together with an evaluation of each executive’s individual performance as the key factors in determining the actual payout.

Performance-based cash bonus awards are awarded under the 2011 LTIP. The Committee may use a variety of performance factors when granting these awards.

Rewards the achievement of certain operational and performance metrics that are established for each year.

Motivates performance by delivering greater rewards for superior Company and individual performance, while delivering reduced or no awards for Company or individual underperformance.

The target cash bonus award was set at 150% and 100% of projected base salary for our CEO and other named executive officers (other than Mr. Harper), respectively.

Consistent with historical practice, in the first quarter of 2013 the Committee approved, and the board ratified, a performance-based cash bonus award for each named executive officer (other than Mr. Harper) to be paid in the first quarter of the following year. The award was granted at 200% of each executive’s target bonus amount, which reflected the maximum potential award. For purposes of Section 162(m) of the Internal Revenue Code of 1986, the Committee also approved, and the board ratified, a minimum EPS target that must be achieved during the performance year or the award would be forfeited.

For 2013, the Committee approved, and the board ratified, a minimum EPS target of $1.50 (representing non-adjusted EPS as determined in accordance with GAAP as opposed to the adjusted EPS threshold for the Employee ABP).

The minimum EPS target was exceeded for 2013; however, based on a variety of factors, including, the Employee ABP funding factor and the performance of each named executive or his relevant business unit, the Committee used its downward discretion to reduce the actual payout of each award (as a percentage of the maximum potential award) to 77.5% for Mr. Paz, 77.5% for Mr. Ignaczak, 50% for Mr. McNamee and 77.5% for Mr. Ebling.

Compensation Components	Key elements	Objective	Compensation Actions in 2013
Long-Term Incentive Plan

Stock options comprise approximately 40% and 33 1/3% of annual long-term incentive equity awards for our CEO and other named executives (other than Mr. Harper), respectively, and have a three-year vesting and seven-year expiration period.

Restricted stock units comprise approximately 25% and 33 1/3% of annual long-term incentive equity awards for our CEO and other named executives (other than Mr. Harper), respectively, and have a three-year vesting period.

Performance shares comprise approximately 35% and 33 1/3% of annual long-term incentive equity awards for our CEO and other named executives (other than Mr. Harper), respectively, and vest based upon the Company’s relative performance over three years compared to a defined industry peer group in three equally weighted performance categories:

•    total stockholder return;

•    compound annual growth in EPS; and

•    three-year average return on invested capital.

Beginning with the 2014 – 2016 performance period, the Company’s performance with respect to three-year average return on invested capital will be an absolute metric and will not be measured relative to a defined industry peer group. Performance shares are awarded under the 2011 LTIP. The Committee may use a variety of performance factors when granting awards of performance shares.

Mr. Harper’s annual long-term equity incentive award was comprised of 50% stock options and 50% restricted stock units.

Stock options and restricted stock units align compensation to long-term stockholder value and stock price appreciation.

Performance shares reward the achievement of our long-term financial goals relative to a defined industry peer group.

Overlapping vesting periods help to manage compensation-related risks associated with maximizing performance in any one period at the expense of another.

Multi-year vesting period serves as a retention tool.

Target annual long-term incentive equity awards increased modestly for each of our named executive officers (other than Mr. Harper) to deliver awards and a total direct compensation package that better aligns with our peers and competitive market data.

Compensation Philosophy and Objectives

The Committee regularly discusses the general principles that form the basis of our compensation program. These principles, which guided the Committee’s compensation decisions in 2013, are discussed below.

Aligning Compensation with Stockholder Interests

The primary goal of our compensation program is to align the interests of our executives, including our named executive officers, with those of our stockholders through compensation vehicles that reward sustainable performance. Rewarding the achievement of established annual and long-term goals has the ultimate objective of increasing long-term stockholder value. The elements utilized to help achieve this alignment include the following:

•	grants of performance shares, which incentivize management actions that are likely to enhance stockholder return, growth in earnings per share and return on invested capital;

•	grants of time-vested non-qualified stock options and awards of time-vested restricted stock units under our long-term incentive plan;

•	executive stock ownership guidelines pursuant to which executives are expected to maintain significant holdings of our stock; and

•

an annual performance-based cash bonus award applicable to all of our named executives (other than Mr. Harper, who participates in the Employee ABP), under which amounts paid out to our named executive officers, if any, are approved by the Committee and ratified by the board (but only if the established minimum EPS target is achieved) and are typically determined based upon the achievement of the key financial targets (adjusted EPS and adjusted earnings) used under the Employee ABP, and which we believe are drivers of stockholder value.

Rewarding Both Annual and Long-Term Performance, with an Emphasis on Long-Term Performance

The various components of our compensation program are intended to reward the achievement of both annual and long-term performance objectives by the Company, the Company’s business units, and the individual executives, in each case, with a greater emphasis on long-term, sustainable performance. This objective, in many ways, overlaps with the alignment objective and is achieved through the same compensation elements, which include the following:

•

grants of performance shares (awarded to all of our named executives other than Mr. Harper), the payout of which is contingent upon our performance, as measured by certain key financial metrics, over a three-year period relative to a defined industry peer group;

•	grants of stock options and restricted stock units, the values of which are dependent upon the growth of the Company’s stock price over a period of several years; and

•

annual performance-based cash bonus awards applicable to all of our named executives (other than Mr. Harper, who participates in the Employee ABP), which are designed to focus our executives on annual Company-wide, business unit, and individual operational goals.

Providing a Pay Opportunity Comparable with Peer Companies

In a constantly growing and rapidly changing business, it is imperative that we are able to attract and retain superior employees in key executive positions. For that purpose, it is our goal to provide opportunities that are comparable with the companies with which we compete for talent. These opportunities include:

•

a total direct compensation package (consisting of base salary, performance-based cash bonus awards, and long-term incentive equity awards) that is competitive with the compensation packages offered by our peer group companies;

•	employment agreements with our key executives which contain severance and change in control provisions; and

•

an Executive Deferred Compensation Plan, which provides a tax-advantaged method for executives to save for their retirement and under which we have historically made cash contributions that cliff vest after three years (subject to acceleration upon eligibility for retirement (see “Other Compensation Related Matters – Deferred Compensation” on page 39)).

Managing Compensation-Related Risks

As discussed in more detail below, we do not believe that our program encourages excessive or unnecessary risk-taking. See page 42 for additional detail.

Mix of Compensation

While total direct compensation of our named executive officers consists of base salary, annual performance-based cash bonus awards and long-term incentive equity awards, in light of the focus of our executive compensation program on sustainable long-term performance and increased stockholder value, the majority of total direct compensation is granted in the form of long-term incentive equity awards. The following chart shows the relative value of the various compensation components for 2013 (base salary, performance-based cash bonus awards and long-term incentive equity awards) as a percentage of 2013 total direct compensation.

(1)	Excludes Jeff Hall and Matthew Harper.

(2)	All other compensation is discussed in footnote 5 to the “Summary Compensation Table” on page 45.

Implementing our Compensation Objectives

Compensation Committee

The Committee is responsible for establishing, overseeing and reviewing executive compensation policies as well as approving, validating and benchmarking the compensation and benefits provided to our named executive officers. Any decision by the Committee related to compensation for our named executive officers (other than our CEO and Mr. Harper) is submitted for ratification to the members of the board. Any decision by the Committee related to compensation for our CEO is submitted for ratification to the independent members of the board. The Committee’s charter is available on the Corporate Governance page at the “Investor Relations — Governance — Corporate Governance Documents” section of our website at www.express-scripts.com. The Committee currently includes four directors – Maura C. Breen (Chair), William J. DeLaney, Woodrow A. Myers, Jr., MD and John O. Parker, Jr. Each of these directors is independent, as defined by the listing standards of The Nasdaq Global Select Market.

Role of Management in Establishing Compensation

At the direction of the Chair of the Committee, management generally prepares briefing materials for the Committee in advance of its meetings. A compensation consultant retained by the Committee may also prepare materials depending on the topics to be covered at the meeting. At the meetings, the Committee considers for approval compensation matters for executive officers and for newly hired or promoted executive officers. Management may also request that the Committee consider additional issues involving compensation policies or design. During the annual evaluation process, the chief executive officer evaluates the performance of our named executive officers and other members of our senior management team and provides a recommendation to the Committee with respect to annual increases to base salary, annual performance-based cash bonus awards, and long-term incentive equity awards. The Committee makes the final compensation decisions with respect to our named executives and other members of our senior management team, subject to ratification by the members of the board (in the case of our named executive officers other than our CEO) and subject to ratification by the independent members of the board, in the case of our CEO.

Management may be asked to assist in conducting the meetings and to provide relevant data, information and other resources. The Committee’s independent compensation consultant also participates as requested by the Committee. As part of regular Committee meetings, Committee members generally meet in executive session during which members of management are not present.

In consultation with the Committee, management establishes compensation parameters for employees below the senior management level. These compensation parameters generally reflect the philosophy and objectives established by the Committee in designing the compensation program for our named executive officers.

Role of the Compensation Consultant

Pursuant to its charter, the Committee has the independent authority to engage the services of outside advisors and experts. The Committee has engaged Pearl Meyer & Partners (the “Compensation Consultant”) with respect to all compensation matters related to our executive officers, including our chief executive officer.

The Committee is solely responsible for commissioning the work of the Compensation Consultant. The Compensation Consultant is independent of management and does no other executive compensation work for the Company. The Committee has also assessed the independence of the Compensation Consultant pursuant to the rules of the SEC and concluded that its work for the Committee does not raise any conflict of interest. The Committee has adopted a policy requiring the approval of the Committee Chair, or, at the Chair’s discretion, the entire Committee, before the Compensation Consultant can be utilized to perform any other services for the Company other than those required under its engagement by the Committee. In 2013, the Compensation Consultant was not utilized to perform any other services for the Company. The Committee has the authority to hire and dismiss the Compensation Consultant as well as to establish new engagements. Management receives copies of completed work performed by the Compensation Consultant and may also discuss work in progress with the permission of the Committee. If requested by the Committee, a representative of the Compensation Consultant may participate in the meetings of the Committee in person or by telephone.

The role of the Compensation Consultant is to provide independent, expert advice to the Committee on the design of the Company’s compensation programs and the level of compensation paid to our executive officers. The Compensation Consultant conducts an annual competitive market assessment by comparing the compensation elements of our executive officers, including the chief executive officer, with the compensation elements of other executives in comparable positions at a select group of peer companies and in comparable positions as reported in proxy statements and nationally recognized compensation surveys. The Committee considers the competitive market assessment when making its final compensation decisions. It is the Committee’s current intention to continue annual competitive market assessments to ensure that our executive officers are compensated appropriately from a competitive and design perspective. In December 2012 and again in December 2013, Pearl Meyer & Partners conducted a competitive market assessment (which included a compensation benchmarking report) of the compensation elements of our compensation program relative to our peer group companies and reviewed the results with the Committee (as discussed in further detail below).

Management did not engage a separate executive compensation consultant during the year ended December 31, 2013.

Peer Group

The Compensation Consultant works with the Committee and management to review and select a group of peer companies that is reflective of the Company’s size and scope of business. The peer group companies (the “Peer Group Companies”) used for each of the December 2013 and December 2012 competitive market assessment include the ten companies above and below our Company on the Fortune 500 list at the time the peer group was adopted in 2012 (exclusive of financial service and oil and gas companies due to their unique compensation practices). The Peer Group Companies include companies from industries other than health care. The Peer Group Companies were approved by the Committee and are set forth below:

AmerisourceBergen Corp.	Home Depot Inc.
Apple Inc.	International Business Machines Corp.
AT&T Inc.	The Kroger Co.
The Boeing Co.	McKesson Corp.
Cardinal Health Inc.	Pfizer Inc.
Costco Wholesale Corp.	The Procter & Gamble Co.
CVS Caremark Corporation	Target Corp.
Ford Motor Co.	UnitedHealth Group Inc.
General Motors Co.	Verizon Communications, Inc.
Hewlett-Packard Co.	Walgreen Co.

The following table provides a recent overview of our financial information relative to that of our Peer Group Companies:

Financial Information for Peer Group Companies

(based on publicly available information as of February 5, 2014)

($ in billions)

	Revenue (most recent four quarters)	Total Assets (most recent quarter end)	Market Capitalization (as of 2/5/2014)
75th Percentile	$123.1	$166.3	$133.6
50th Percentile	104.1	81.9	59.1
25th Percentile	86.6	36.5	48.6
Express Scripts	104.1	53.5	59.1
Express Scripts Percentile	50%	40%	50%

The Committee expects to review and update our Peer Group Companies from time to time as necessary to account for mergers, acquisitions or other changes, or as otherwise based on a determination by the Committee that some or all of our Peer Group Companies are no longer appropriate for benchmarking purposes.

Competitive Market Assessment of Executive Compensation Programs

The objective of our compensation design is to combine base salary, performance-based cash bonus awards, and long-term incentive equity awards to create an aggregate total direct compensation package that is competitive with our Peer Group Companies and other companies with which we compete for talent.

As stated above, the Committee engaged the Compensation Consultant to conduct a competitive market assessment for our executive officers, including our chief executive officer, which was presented to the Committee in December 2012, in advance of the time that 2013 executive compensation decisions were made. The December 2012 competitive market assessment included a compensation benchmarking report with respect to our compensation program as compared to the compensation practices of (i) our Peer Group Companies and (ii) other companies of similar size. Compensation data was collected by the Compensation Consultant from proxy statements, with respect to our Peer Group Companies, and from nationally published surveys, with respect to other companies of similar size. The compensation data from these sources was weighted equally to develop the competitive market median for each component of total direct compensation with respect to each comparable executive officer position; however, where there is no comparable executive officer position at our Peer Group Companies, the compensation data from nationally published surveys is the only data utilized. The Compensation Consultant identified comparable executive officer positions at our Peer Group Companies for each of our named executive officers (other than Mr. Harper). The results of the December 2012 compensation benchmarking report provide a picture of market competitiveness for all three components of total direct compensation (as well as in total) for our executive officers, including each of our named executive officers (other than Mr. Harper). This compensation benchmarking report constitutes one of the factors considered by the Committee in determining the appropriate compensation levels of our named executive officers.

Mr. Harper was not included in the December 2012 compensation benchmarking report.

The results of the December 2012 compensation benchmarking report are outlined below and were considered by the Committee when approving our 2013 executive compensation program. Although separate assessments were completed for each named executive (in the aggregate and individually), other than Mr. Harper, the results were similar, subject to some minor variations among the individual named executive officers. The results below assume payout of performance-based variable pay at target. The results of such assessments are as follows:

•

total target cash compensation (base salary and annual performance-based cash bonus awards) was between 15% below market median and at market median with respect to our named executive officers other than our CEO and 28% below market median with respect to our CEO;

•	long-term incentive equity awards generally approached market median with respect to our named executive officers including our CEO (between 15% below market median and 11% above market median); and

•

total target direct compensation (base salary, annual performance-based cash bonus awards and long-term incentive equity awards) was between 15% and 7% below market median with respect to our named executive officers other than our CEO and 22% below market median with respect to our CEO.

The Compensation Consultant also conducted a competitive market assessment with respect to 2013 executive compensation which was presented to the Committee in December 2013 and included a compensation benchmarking report. The results of the December 2013 compensation benchmarking report are outlined below. Mr. Harper and Mr. Hall were not included in the December 2013 compensation benchmarking report. Although separate assessments were completed for each named executive (other than Mr. Harper and Mr. Hall), the results were similar, subject to some minor variations among the individual named executive officers. The results below assume payout of performance-based variable pay at target. The results of such assessments are as follows:

•

total target cash compensation (base salary and annual performance-based cash bonus awards) was between 12% below market median and 2% above market median with respect to our named executive officers other than our CEO and 26% below market median with respect to our CEO;

•	long-term incentive equity awards generally approached market median with respect to our named executive officers including our CEO (between 3% below market median and at market median); and

•

total target direct compensation (base salary, annual performance-based cash bonus awards and long-term incentive equity awards) was between 12% and 1% below market median with respect to our named executive officers other than our CEO and 19% below market median with respect to our CEO.

The results of the December 2013 competitive market assessment demonstrate that total direct compensation for our named executive officers is generally below the market median (assuming payout of performance-based variable pay awards at target).

Components of Executive Compensation

Base Salary

The Committee considers the following when determining the annual base salary (and any changes thereto) of our named executive officers (other than Mr. Harper):

•	the individual performance of the executive officer;

•	the recommendations of management (for named executive officers other than our chief executive officer) and the Compensation Consultant;

•	the level, scope and complexity of responsibilities of the position;

•	the compensation levels of similarly positioned executive officers using the competitive market assessment (described above);

•	the results applicable to the business unit or functional division for which the executive officer is responsible; and

•	our overall budget for compensation.

Senior management considers the following when determining the annual base salary (and any changes thereto) of Mr. Harper:

•	Mr. Harper’s individual performance;

•	the recommendations of senior management;

•	the level, scope and complexity of responsibilities of his position;

•	the compensation levels of similarly positioned executive officers; and

•	our overall budget for compensation.

Base salary levels are typically reviewed annually as part of our performance review process or upon a promotion or significant change in an executive officer’s responsibilities. Changes in base salary for our named executive officers (other than Mr. Harper) are approved by the Committee and ratified by the members of the board (in the case of our named executive officers other than our CEO) and ratified by the independent members of the board (in the case of our CEO). Changes in base salary for Mr. Harper are approved by senior management. Annual changes are generally effective each year as of April 1.

Following a careful review of the December 2012 competitive market assessment, in March 2013, following approval by the Committee and ratification by the Board:

•	our CEO’s base salary was increased by 4% from $1,156,000 to $1,200,000;

•	the base salary of Mr. Hall was increased by 3% from $715,000 to $735,000;

•	the base salary of Mr. Ignaczak was increased by 3% from $675,000 to $695,500;

•	the base salary of Mr. McNamee was increased by 3% from $675,000 to $695,500;

•	the base salary of Mr. Ebling was increased by 4% from $600,000 to $625,000; and

•	the base salary of Mr. Harper was increased by 3% from $313,500 to $322,905 (which was approved by senior management and was not subject to approval by the Committee or ratification by the board).

The new base salary amounts were effective April 1, 2013 and are set forth under “Summary of 2013 Direct Compensation Decisions” below.

Annual Bonus Plan

The Company administers two annual bonus programs: (1) the Employee ABP applicable to Mr. Harper and those employees who are not members of our senior management team and are not named executive officers and

(2) performance-based cash bonus awards applicable to members of our senior management team and named executive officers (other than Mr. Harper). Both bonus programs provide an annual incentive to our executives and other employees based on the achievement of certain accomplishments which may include targeted levels of operational and financial performance over a one-year period.

Employee ABP

The Employee ABP is established each year and is typically tied to the achievement of certain operational and performance metrics with respect to the year – specifically, adjusted EPS and adjusted earnings.

Performance Metric	Reason for Selecting the Metric	Role of Metric in Payout Determination

Adjusted EPS	Adjusted EPS is a key metric used to assess our profitability.

Achievement of the adjusted EPS target is a threshold for funding the Employee ABP above 12.5% of target funding for vice presidents (25% for other participants).

For 2013, an adjusted EPS target of $4.25 was set for the Employee ABP.

Adjusted Earnings	Adjusted earnings is a key metric used to evaluate our overall financial performance.

If the adjusted EPS target is achieved, then the adjusted earnings target is used to determine the level of funding of the Employee ABP above 12.5% of target funding.

If the adjusted earnings target is met, then the Employee ABP is funded at 100% of target funding. With respect to any amount by which adjusted earnings is greater than the target, 50% of such excess amount is added to the funding of the Employee ABP up to a maximum of 200% of target funding. At the discretion of our CEO, in limited circumstances of exceptional performance, amounts paid to certain employees under the Employee ABP Plan may exceed 200% of such employee’s target bonus.

If the adjusted earnings target is not met, then funding is reduced by 50% of such shortfall down to 12.5% of target funding.

For 2013, an adjusted earnings target of $6.672 billion was set for the Employee ABP.

For 2013, the Company’s adjusted EPS and adjusted earnings resulted in funding of the Employee ABP at 155% of target funding.

Mr. Harper received an Employee ABP award for 2013 as reflected in the following table:

Executive	Bonus Target Percentage (% of Base Salary)	Target Bonus Amount(1)	Actual 2013 Payout Percentage (% of Bonus Target Amount)(2)	2013 Actual Bonus Payout
Matthew Harper	40%	$128,225	233%	$298,122

(1)

In determining the target bonus amount, Mr. Harper’s bonus target percentage is applied to his base salary with the effect of any salary adjustments during the year pro-rated for the portion of the year during which such adjustments were in effect.

(2)	Reflects an Employee ABP funding factor of 155% and adjustments for individual performance.

Executive Performance-Based Cash Bonus Awards

Pursuant to our executive bonus program, each member of our senior management team, including each of the named executive officers (other than Mr. Harper), has an annual target bonus amount which is determined based on a percentage of the executive’s base salary – 150% of base salary for our CEO and 100% of base salary for each of the other participating named executive officers (the effect of any salary adjustments during the year are pro-rated when determining “base salary”). In the first quarter of each year, the Committee approves, and the board ratifies, a performance-based cash bonus award under the 2011 LTIP for each member of our senior management team to be paid in the first quarter of the following year. The award is granted at 200% of each such executive’s target bonus amount, which reflects the maximum potential award. For purposes of Section 162(m) of the Internal Revenue Code of 1986, the Committee approves, and the board ratifies, a minimum EPS target that must be achieved during the performance year or the award is forfeited. If the minimum EPS target is met, the Committee retains discretion to adjust the actual payout of the award downward from the maximum potential award.

Consistent with historical practice, and in order to comply with Section 162(m), in the first quarter of 2013 the Committee approved, and the board ratified performance-based cash bonus awards for our senior management team, including each named executive officer (other than Mr. Harper), subject to achievement of a minimum EPS target of $1.50 (representing non-adjusted EPS as determined in accordance with GAAP as opposed to the adjusted EPS threshold set for the Employee ABP).

The minimum EPS target was exceeded for 2013; however, the Committee used its downward discretion to reduce the actual payout of each award to the amounts set forth in the table below. As in prior years, the primary factor utilized by the Committee to determine the final bonus payouts was the Employee ABP funding factor calculated under the Employee ABP (155% for 2013, as discussed above). The Committee may also consider the achievement of certain strategic and operational goals as well as individual performance and performance of the operating units for which the executive has primary responsibility. Once this process has been completed, the final bonus payout awards for our named executive officers are then approved by the Committee and, with respect to our named executive officers other than our CEO, ratified by the board and, with respect to our CEO, ratified by the independent members of the board.

Each of our named executive officers (other than Mr. Harper) received actual payouts under their respective cash bonus award for 2013 as reflected in the following table:

Executive	Maximum Potential Bonus Award(1)	Bonus Award Paid Out	Percentage of Maximum Potential Bonus Award Paid Out	Target Bonus Award	Percentage of Target Bonus Award Paid Out
George Paz	$3,567,106	$2,764,507	77.5%	$1,783,553	155%
Jeffrey Hall(2)	1,460,031	—	—	730,016	—
Ed Ignaczak	1,380,783	1,070,107	77.5%	690,391	155%
Patrick McNamee	1,380,783	690,391	50.0%	690,391	100%
Keith Ebling	1,237,540	959,093	77.5%	618,770	155%

(1)	Maximum 2013 performance-based cash bonus awards were granted pursuant to the 2011 LTIP.

(2)	As noted above, Mr. Hall left the Company on September 1, 2013. Consequently, he did not receive a performance-based cash bonus award for 2013.

Annual Long-Term Incentive Equity Awards

The 2011 LTIP permits the Company to grant to eligible individuals stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and other awards, which awards may be subject to one or more performance metrics selected from a broad range of permitted performance goals set forth in the 2011 LTIP.

The Company considers many factors in determining the appropriate mix of long-term incentive equity awards, including the prevalence and composition of equity awards as reported in the competitive market assessment and the mix of awards required to effectively incentivize management and to appropriately reward the creation of value for shareholders and strong financial performance. The Committee approves and the members of the board ratify (in the case of our named executive officers other than our CEO) and the independent members of the board ratify (in the case of our CEO) an aggregate value of long-term incentive equity awards for each named executive. The awards are then allocated among three different types of equity awards as follows.

Award Type	Target % of Annual Long-Term Incentive Awards	Key Features

Stock Options

40% and 33 1/3% for our CEO and other named executives (other than Mr. Harper), respectively, based on the value calculated by the Black-Scholes valuation model, as described in Note 10 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for year ended December 31, 2013.

Mr. Harper’s annual long-term equity incentive award was comprised of 50% stock options.

Vests in three equal annual installments, subject to acceleration in certain circumstances.

Expires seven years from the date of grant.

Exercise price equals the fair market value of our common stock on the grant date. Pursuant to the 2011 LTIP, the Company may not reduce the exercise price of any previously granted stock option, nor make any payment for cancellation of a stock option if the exercise price is below the fair market value of our common stock.

Only provides compensation value if the stock price increases after the stock options are granted.

Restricted Stock Units

25% and 33 1/3% for our CEO and other named executives (other than Mr. Harper), respectively, based on the fair market value of our common stock on the date of grant.

Mr. Harper’s annual long-term equity incentive award was comprised of 50% restricted stock units

Vests in three equal annual installments, subject to acceleration in certain circumstances.

Upon vesting, settled in shares of our common stock on a share-for-share basis.

Realizable value is determined based on our stock price at the time of vesting.

Performance Share Awards	35% and 33 1/3% for our CEO and other named executives (other than Mr. Harper), respectively, based on the fair market value of our common stock on the date of grant.

Value of payout depends on the achievement of certain performance metrics over a three-year period relative to a defined industry peer group selected from the healthcare industry. Performance metrics are weighted equally and include the following:

•   three-year total stockholder return;

•   three-year compound annual growth in EPS; and

•   three-year average return on invested capital.

Beginning with the 2014 – 2016 performance period, the Company’s performance with respect to three-year average return on invested capital will be an absolute metric and will not be measured relative to a defined industry peer group.

The defined industry peer group that will be used for determining the value of performance share awards granted in 2013 and paid out to our named executive officers in 2016 is selected from the

Award Type	Target % of Annual Long-Term Incentive Awards	Key Features

healthcare industry and is separate from our Peer Group Companies used for purposes of the competitive market assessment discussed above.(1)

The achievement of the performance metrics relative to the defined industry peer group results in the payout of performance share awards based on the following scale, with results between the various thresholds resulting in proportionately adjusted payouts, provided that achievement below the 40th percentile with respect to a performance metric will trigger a 0% payout with respect to that performance metric:

–     Threshold: 40th percentile results in a payout of 35% of the target award;

–     Target: 50th percentile results in a payout of 100% of the target award; and

–     Maximum: 80th percentile results in a payout of 250% of the target award.

Settled in shares of our common stock on a share-for-share basis.

(1)

The defined industry peer group applicable to the performance share awards granted in the first quarter of 2013 and to be paid out in the first quarter of 2016 is set forth below. Coventry Health Care, Inc. will not be included in the determination of the payout of performance shares granted in 2013 due to its acquisition in the second quarter of 2013.

Aetna, Inc.	Laboratory Corporation of America
AmerisourceBergen, Corp.	McKesson Corp.
Cardinal Health, Inc.	Patterson Companies Inc.
Cigna Corporation	Quest Diagnostics, Inc.
Coventry Health Care, Inc.	Tenet Healthcare Corp.
CVS Caremark Corporation	UnitedHealth Group, Inc.
DaVita Inc.	Walgreen Co.
Humana, Inc.	WellPoint Inc.

Reflecting the Company’s emphasis on pay-for-performance, a greater portion of our CEO’s long-term incentive equity awards (35%) is represented by performance shares, as compared to 33 1/3% for our other named executive officers (other than Mr. Harper).

The Committee determines the vesting schedule for each time-based equity grant and generally makes grants that vest in equal amounts over approximately three years. In order to relieve administrative burdens inherent with multiple vestings within a short period of time (e.g., calculation of tax withholding amounts, multiple SEC filing requirements, etc.), we generally align the annual vesting date for time-based equity awards to a specific date (as opposed to the anniversary of the actual grant date). For example, with respect to annual long-term incentive equity awards granted to employees, which are typically granted in late February or early March of each year, we have historically set the annual vesting dates for all awards to February 28. Except in the case of retirement, disability or death, executive officers generally must be employed by the Company at the scheduled vesting time in order for such vesting to occur.

The aggregate value of a named executive’s long-term incentive equity award is determined by the Committee based, in part, upon the contribution that the executive officer is expected to make to the overall growth, profitability and financial performance of the Company during the vesting period. The Committee also considers long-term incentive equity compensation levels of our Peer Group Companies and the results of the competitive market assessment. While the Company maintains stock ownership guidelines (see “Stock Ownership Guidelines for Executives” on page 41), the Committee does not consider existing stock ownership levels of individual executives in determining the amount of long-term incentive equity awards.

As discussed above, the 2013 long-term incentive equity award target values for our named executive officers were generally set at market median with respect to our named executive officers (between 3% below market median and at market median based on the December 2013 compensation benchmarking report). Target values were determined by the Committee following consideration of the 2012 compensation benchmarking report presented to the Committee by the Compensation Consultant in December 2012. The value and the composition of long-term incentive equity awards granted to our named executive officers is set forth under “Summary of 2013 Direct Compensation Decisions” below.

Special Cash Bonus Award

In the first quarter of 2014, Mr. Harper received a one-time special cash bonus award of $150,000 for exceptional individual performance during 2013.

Summary of 2013 Direct Compensation Decisions

The table below details the total direct compensation decisions for 2013.

Name	2013 Base Salary(1)	Bonus Target Percentage (% of Base Salary)	Target Bonus Amount (2)	2013 LTI Award(3)	Special Cash Bonus Award(4)	Total Target Direct Compensation(5)	Amount Earned Above/ (Below) Target Bonus Amount(6)	Total Actual Direct Compensation
George Paz	$1,200,000	150	$1,783,553	$9,000,000	$—	$11,983,553	$980,954	$12,964,507
Jeffrey Hall	735,000	100	730,016	3,100,000	—	4,565,016	—	—	(7)
Ed Ignaczak	695,500	100	690,392	2,470,000	—	3,855,892	379,715	4,235,607
Patrick McNamee	695,500	100	690,392	2,470,000	—	3,855,892	—	3,855,892
Keith Ebling	625,000	100	618,770	2,300,000	—	3,543,770	340,323	3,884,093
Matthew Harper	322,905	40	128,225	260,000	150,000	861,130	169,897	1,031,027

(1)	Amounts shown represent annualized base salaries effective April 1, 2013.

(2)

The target bonus amount is calculated by multiplying the bonus target percentage by the executive’s base salary, with the effect of any salary adjustments during the year pro-rated for the portion of the year during which such adjustments were in effect.

(3)

The amounts shown include stock options, restricted stock units and performance shares (assuming payout at target) and reflect grant date fair market value. These awards are also reflected in the “Summary Compensation Table” below. Specific 2013 long-term incentive equity awards (which reflect grant date fair market value in the table above) are included in the “Grants of Plan-Based Awards in 2013” table below.

(4)	Mr. Harper received a one-time special cash bonus award of $150,000 in the first quarter of 2014 for exceptional performance in 2013. See “Executive Compensation – Special Cash Bonus Award.”

(5)

The amounts shown include base salary, target performance-based cash bonus award, stock options, restricted stock units and performance shares and, in the case of Mr. Harper, a one-time special cash bonus award. Values with respect to stock options, restricted stock units and performance shares, reflect grant date fair market value and are also included in the “Summary Compensation Table” below.

(6)

With respect to each of our named executive offices (other than Mr. Harper), amounts represent the amount by which the 2013 actual payout under the performance-based cash bonus awards was in excess of such named executives’ target bonus amount. With respect to Mr. Harper, the amount represents the amount by which the 2013 actual payout under the Employee ABP was in excess of his target bonus award. See “Annual Bonus Plan” above.

(7)

Mr. Hall left the Company on September 1, 2013. For a summary of the termination benefits received by Mr. Hall see “Employment Agreement and Potential Payments Upon Termination or Change in Control – Jeff Hall.”

Performance Share Award Results

The performance share awards granted in 2011 and tied to performance metrics for the three year period ended December 31, 2013 vested at 166.7% based on the achievement of the criteria relative to the defined industry peer group as set forth in the table below. The terms of the awards are described on page 35.

Criteria	Express Scripts Performance	Weight	Percentile Rank	Peer Group Rank	Vesting as a Percentage of PSU Grant	Vesting Percent by Relative Weighting
Total Stockholder Return	7.8%	33 1/3%	14.3%	13 out of 15	0%	0%
Three Year Compounded Annual Growth Rate — EPS	20.1%	33 1/3%	100.0%	1 out of 15	250%	83.3%
Three Year Average Return on Invested Capital	16.5%	33 1/3%	92.9%	2 out of 15	250%	83.3%
Total Vesting						166.7%

The defined industry peer group applicable to the performance share awards granted in the first quarter of 2011 and paid out in the first quarter of 2013 is set forth below. Medco Health Solutions Inc. (weighted as two companies) was not included in the determination of the 2013 payout of performance shares due to the Medco transactions. Coventry Health Care, Inc. was not included in the determination of the 2013 payout of performance shares due to its acquisition in the second quarter of 2013. The payout of these shares is reflected in the Options Exercises and Stock Vested Table on page 51.

Aetna, Inc.	Laboratory Corporation of America
AmerisourceBergen, Corp.	McKesson Corp.
Becton, Dickinson and Company	Medco Health Solutions, Inc.
Cardinal Health, Inc.	Medtronic, Inc.
Cigna Corporation	Quest Diagnostics, Inc.
Coventry Health Care, Inc.	UnitedHealth Group, Inc.
CVS Caremark Corporation	Walgreen Co.
Humana, Inc.	WellPoint Inc.

Performance Measures

The following performance measures are used to determine the vesting of performance share awards.

•

Total stockholder return: Annualized rate of stockholder return reflecting stock price appreciation over the performance period plus reinvestment of dividends and compounding effect of dividends paid on reinvested dividends.

•

Three-year compound annual growth in EPS: Percentage growth in basic earnings per share before extraordinary items and discontinued operations, determined by an independent accounting firm on a consistent basis. Basic earnings per share represents earnings per share from continuing operations attributable to Express Scripts, as reported, excluding the impact of certain non-recurring items and amortization of intangible assets. The non-recurring items include such items as transaction and integration costs related to the Medco transactions, pre-close financing costs and discrete tax items.

•

Three-year average ROIC: Income before extraordinary items available for common stock divided by total invested capital (i.e., sum of total long-term debt, preferred stock, minority interest and total common equity). Beginning with the 2014 – 2016 performance period, the Company’s performance with respect to three-year average return on invested capital will be an absolute metric and will not be measured relative to a defined industry peer group.

With respect to the maximum cash bonus awards granted to our named executives in the first quarter of 2013 (other than Mr. Harper), the Committee considered the following performance measures when exercising its downward discretion in determining the amount of the award to be paid out in the first quarter of 2014:

•	Employee ABP Factors: The performance measures used to determine the funding level of the Employee ABP:

•	Adjusted EPS: Earnings per share, as may be appropriately adjusted with the review by the Committee; and

•	Adjusted earnings: Earnings, as may be appropriately adjusted with the review of the Committee.

•

Individual Performance: The achievement of certain strategic and operational goals as well as individual performance and performance of the operating units for which the executive has primary responsibility.

With respect to Mr. Harper, who participates in the Employee ABP, our CEO considers adjusted EPS and adjusted earnings, as described above, when determining the Employee ABP funding factor. Senior management, including our CEO, also considered the individual performance of Mr. Harper when determining the actual amount of his cash bonus award.

With respect to both performance share awards and performance-based cash bonus awards, the Committee has the power and authority to make determinations concerning whether the performance measures have been achieved and may make appropriate adjustments to the results of the Company and/or any of the companies in the defined industry peer group, to account for changes in accounting principles or practices, changes in the number of shares outstanding (which would affect earnings per share targets), and similar changes, and shall appropriately adjust for one-time items, extraordinary items, prior period adjustments, discontinued operation charges, and similar items, in determining whether the performance measures have been achieved. The Committee generally expects that it will only make such adjustments to the extent permitted by Section 162(m) of the Internal Revenue Code of 1986, as amended. Other than the removal of Coventry Health Care, Inc. from the defined industry peer group, due to its acquisition in the second quarter of 2013, the Committee made no such adjustments in 2013.

Other Compensation Related Matters

Perquisites

In accordance with our pay-for-performance compensation philosophy, no perquisites are provided to our senior executive officers that would be required to be reported in this proxy statement. All of the offices in our headquarters building are the same size, including the offices of our executive officers; no reserved parking is provided to employees at any level; and no financial counseling programs are provided to our executive officers. In addition, our executive officers pay significantly higher premiums for medical insurance than our lower compensated employees.

Deferred Compensation

The Company provides an opportunity for executive officers to participate in the Executive Deferred Compensation Plan (“EDCP”), a deferred compensation program that is intended to comply with the rules provided under Section 409A of the Internal Revenue Code. Under the EDCP, participating executive officers can elect to defer up to 50% of their annual base salary and up to 100% of their annual performance-based cash bonus award. In addition, we have historically made contributions to each executive officer’s EDCP account in an amount equal to 6% of such executive officer’s annual cash compensation, with the contributions subject to cliff vesting at the end of the third calendar year following the year for which they are awarded. When an executive officer becomes eligible for retirement under the EDCP (which occurs upon reaching a minimum of age 55 and having a combined age plus years of service with the Company of 65), or upon termination due to death or disability (as defined in the EDCP plan), all Company EDCP contributions vest in full. Upon termination for any reason other than death, disability or retirement (as defined above), all unvested Company EDCP contributions are forfeited. Other than the 6% annual cash contribution to the EDCP and the opportunity to participate in the Company’s qualified 401(k) plan, the Company provides no retirement benefits to its executive officers.

Deferred compensation provides our executive officers a tax favored method of accumulating assets. The three-year vesting schedule applicable to Company contributions is intended to serve as a retention device for our executive officers. Amounts contributed to the EDCP by the participant are deemed to be invested in the hypothetical investment options selected by the participant from among the investment options similar to those available under the Company’s 401(k) plan and a Company stock fund. Contributions made by the Company are allocated as follows: 75% of the contribution is allocated to the participant’s selected hypothetical investment options and 25% is allocated to the Company Stock Fund. The account is credited with gains or losses actually experienced by the selected hypothetical investments. Accordingly, the EDCP does not credit above-market or preferential earnings on nonqualified deferred compensation.

Additional Benefits

Our executive officers also participate in employee benefit plans generally available to all employees on the same terms as similarly situated employees, including our 401(k) plan and health and welfare plans. The Company provides equivalent health insurance to all of our employees, and the employee paid portions of the premiums on such insurance are tiered such that more highly compensated employees pay higher premiums in order to subsidize the premiums for lower paid employees. As a result, the employee contributions paid by our executive officers can be nearly 500% higher than those paid by our lowest paid employees.

Clawback Policy

The Committee has approved and adopted a formal clawback policy that is applicable to all current and former executive officers (including the Chief Accounting Officer) and certain other employees, who receive incentive based compensation (performance-based cash bonus awards and long-term incentive equity awards) following the effectiveness of the policy. The policy provides, subject to Committee discretion, for the recovery of incentive compensation in the event of a restatement of financial results, regardless of whether misconduct was the cause of the restatement. The policy became effective beginning with fiscal year 2012 reporting.

Once final rules are released regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to review our clawback policy and compensation plans and, if necessary, amend them to comply with the new mandates.

Employment Agreements

We have entered into employment agreements with our chief executive officer and each of our executive officers, which provide for, among other things, severance benefits and change in control protections. The Committee believes that these agreements are appropriate and provide value to the Company for a number of reasons, including the following:

•	the agreements assist in attracting and retaining executive officers as we compete for talented employees in a marketplace where such agreements are commonly offered;

•

the severance provisions require terminated executives to execute a release in favor of the Company in order to receive any severance payments and such payments are further conditioned upon compliance with certain terms of the agreement, including covenants with respect to non-competition, non- solicitation and non-disparagement; and

•	the change in control protections and severance benefits help to retain key personnel during rumored or actual acquisitions or similar corporate changes.

In the first quarter of 2014, we entered into new employment agreements with each of our executive officers, with the exception of Mr. McNamee (who left the Company on March 14, 2014). The new agreement with Mr. Paz runs through March 2017 and the new agreements with our other executive officers are automatically renewed for successive one-year periods unless either party provides at least ninety days notice prior to the end of the term. On March 24, 2014, we entered into a retention agreement with Mr. Ignaczak, which is described under the caption “Employment Agreements and Potential Payments Upon Termination or Change in Control – Edward Ignaczak” below. The material differences between the new employment agreements and the employment agreement in effect as of December 31, 2013 are as follows:

•	The new employment agreements do not have a Section 280G tax gross-up for any executive officer.

•

The new employment agreements provide for 18 months severance for all executive officers, which includes (i) base salary and (ii) an amount equal to 150% of the executive’s target bonus amount. The old employment agreements provided for 12 months severance for senior vice presidents and 18 months severance for executive vice presidents and our CEO which included (i) base salary and (ii) an amount equal to the executive’s target bonus amount multiplied by the average of the actual payout percentage of the prior three years, provided that the actual payout percentage for each of the prior three years was capped at 100% for purposes of calculating the three-year average and, provided further, that the amount was pro-rated for the portion of the then current calendar year completed.

•

The new employment agreements provide that upon a termination by an executive officer for “good reason” (as defined in the new employment agreements) or due to death, disability or retirement, the executive officer is entitled to receive a pro-rata portion of the annual performance-based cash bonus award based on the amount that the executive officer would have received if the executive officer had remained employed through year-end, payable at the same time performance-based cash bonus awards are paid out to other executive officers.

•	The new employment agreements provide that a termination for “good reason” includes the material diminution of benefits under the long-term incentive compensation programs.

•	The new employment agreements specifically acknowledge the Company’s clawback policy.

•

Our CEO’s new employment agreement provides that upon termination for any reason other than for cause, disability or death, the Company will provide office space at a mutually agreeable location as well as an administrative assistant, and that our CEO will reimburse the Company for cost.

Further information about the new employment agreements with our named executives (other than Mr. Harper, who has not entered into an employment agreement) including severance benefits and change in control protections, can be found under the caption “Employment Agreements and Potential Payments Upon Termination or Change in Control” below.

Deductibility of Compensation

The goal for the deductibility of compensation is to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent deemed practicable or appropriate by the Committee. Section 162(m) places a limit of $1 million on the amount of compensation that a publicly-traded company may deduct in any one year for any of its “named executive officers.” This limitation does not apply to performance-based compensation meeting certain requirements (including the requirement that such compensation be paid under a stockholder-approved plan).

For 2013, the stock option awards, performance share awards and performance-based cash bonus awards, all of which were granted under the stockholder-approved 2011 LTIP, were designed with the intention to satisfy the deductibility requirements of Section 162(m).

Stock Ownership Guidelines for Executives

The Company has guidelines for stock ownership with respect to its executive officers and vice presidents. The purpose of these guidelines is to encourage our executive officers and vice presidents to show a commitment to the Company and its stockholders by holding a prescribed number of shares of Company stock. In addition to shares of Company stock, the following equity vehicles are included when determining compliance with the ownership guidelines:

•	unvested restricted stock units, net of taxes (assuming shares are withheld for taxes);

•	Company share equivalents held under the EDCP, net of taxes (assuming shares are withheld for taxes); and

•

vested, unexercised stock options and stock-settled stock appreciation rights (“SSARs;” these awards are no longer granted to our executive officers), net of taxes (assuming shares are withheld for taxes).

Unvested performance shares and unvested stock options are not included in determining compliance (all outstanding SSARs are fully vested). While these guidelines are not mandatory, compliance with respect to our stock ownership guidelines is reviewed annually and communicated to the executive officers and vice presidents. Each executive officer and vice president has five years from the time of becoming an executive officer or vice president to attain the recommended ownership level. The guidelines suggest that each executive officer or vice president hold a number of eligible shares with a value at least equal to a multiple of his or her base annual salary as follows: 5.0x for the chief executive officer, 3.0x for all executive vice presidents, 2.5x for all senior vice presidents, and 1.0x-1.5x for our vice presidents, with an exception for cases where the guidelines are not met due to a significant decrease in the stock price. As of December 31, 2013, each of our named executive officers who was still employed by the Company was in compliance with the guidelines.

Equity Award Granting Policy

The Company has an equity awards policy which covers grant approvals and the establishment of the grant date for equity awards. Pursuant to this policy:

•

annual awards of equity to our named executive officers will be approved by the Committee, and ratified by the board, during the first quarter of each year with an effective grant date as of the last to occur of the following: (i) the date of the final action necessary by the Committee or the board (as appropriate) to approve such award; (ii) such later date as may be specified in the terms of such award; or (iii) if the effective date under (i) or (ii) above would not fall within an “open window” trading period, then such award will be granted with an effective grant date as of the third trading date following the date of the next release of quarterly or annual financial results;

•

special awards for new hires, retention, promotion and special recognition may be granted during an “open window” trading period or, if the Committee, the board or the chief executive officer (as appropriate) acts outside of such a period, then such award will be granted with an effective grant date as of the third trading date following the date of the next release of quarterly or annual financial results;

•	the exercise price of stock options will not be less than the closing trading price of the stock on the grant date; and

•	equity grants will be made on a nominal value basis consistent with the method the Company uses to value options for financial reporting purposes under applicable authoritative accounting guidance.

By granting equity awards during the first quarter, the Committee is able to consider the previous year’s financial performance in determining the size and structure of such awards, both in the aggregate and with respect to individual executive officers. In addition, by granting equity awards during the first quarter, such grants are coordinated with the payout of performance-based cash bonus awards and annual base salary adjustments.

Derivatives Trading and Pledging

Because a primary goal of our equity-based incentive compensation is to align the interests of our executive officers with those of our stockholders, we prohibit the trading of derivative securities related to shares of our stock, including hedging strategies, puts, calls or other types of derivative securities. Our policy also prohibits pledging shares of our stock.

Assessment of Risk

We do not believe that our compensation program generally, including the executive compensation program, encourages excessive or inappropriate risk-taking. While a significant portion of our executive compensation program is generally performance-based, and while appropriate risk-taking is a necessary component of growing a business, the Committee and management have focused on aligning our compensation policies with our long-term interests and avoiding short-term rewards for management and employee decisions that could pose undue long-term risks. Examples of such practices include the following:

•

Limits on Annual Performance-Based Cash Bonus Awards. The compensation of our named executive officers is not overly-weighted toward short-term incentives. For instance, our CEO’s target performance-based cash bonus award for 2013 was approximately 15% of his total target direct compensation. Performance-based cash bonus awards with respect to each executive officer are also capped at 200% of such executive officer’s target bonus award.

•

Emphasis on Long-Term Incentive Equity Awards; Overlapping Vesting Periods. The largest percentage of total target direct compensation for our named executive officers is provided through long-term incentive equity compensation which vests over a period of years. This vesting period encourages our executive officers to focus on sustaining and enhancing our Company’s long-term performance. Long-term incentive equity awards are also made annually so that our executive officers always have unvested equity awards which could significantly decrease in value if our business is not appropriately managed for the long-term.

•

Use of Performance Share Awards. A significant portion of the long-term incentive equity compensation of our named executive officers (other than Mr. Harper) consists of performance shares. Performance share payouts are tied to the achievement of certain performance metrics (including stock price performance) relative to a defined industry peer group over a three-year period. This encourages focus on sustaining our long-term performance. These awards also have overlapping performance periods, so that any risks taken to increase the payout under one award could jeopardize the potential payout under other awards. To further reduce the incentive for unnecessary risk-taking, we cap the payout of these awards at 250% of target.

•

Performance Metrics. Awards are made based on the achievement of a variety of performance metrics, both absolute (e.g., EPS) and relative to our peers (e.g., total stockholder return, compound annual growth in EPS and return on invested capital) which diversifies the risks associated with any single indicator of performance. We believe these metrics are affected by management decisions and correlate to the creation of stockholder value over the long-term. Beginning with the 2014 – 2016 performance period, the Company’s performance with respect to three-year average return on invested capital will be an absolute metric and will not be measured relative to a defined industry peer group.

•

Role of Compensation Committee. Members of the Committee approve the final payout of the annual performance-based cash bonus awards of our named executive officers (other than Mr. Harper), following a review of executive and Company performance, subject to ratification by the members of the board (in the case of the our named executive officers other than the CEO) and subject to ratification of the independent members of the board (in the case of our CEO). The Committee also reviews the Company’s compensation and incentive plans available to employees other than our named executive officers to, among other things, prevent unnecessary risk taking under such plans.

•

Stock Ownership Guidelines. Our stock ownership guidelines require our executive officers and vice presidents to hold a certain amount of Company stock. This requirement ensures that each executive officer and vice president will have a significant amount of personal wealth tied to the long-term performance of our stock.

•

Clawback Policy. We have adopted a clawback policy applicable to all current and former executive officers (including the Chief Accounting Officer) and certain other employees, who received incentive based compensation following the effectiveness of the policy. The policy provides, subject to Committee discretion, for the recovery of incentive compensation in the event of a restatement of financial results, regardless of whether misconduct was the cause of the restatement.

In summary, we have structured our compensation program so that a considerable amount of the wealth of our executive officers is tied to the long-term health and performance of our Company. We seek to provide incentives for our executive officers to manage for long-term performance while safeguarding our stockholders from inappropriate incentive compensation payments in the event of financial restatement. We also seek to avoid the type of disproportionately large short-term incentives that could encourage executive officers to take risks which may not be in the long-term interests of our stockholders. We believe this combination of factors encourages our executive officers to manage our Company in a prudent manner.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Maura C. Breen (Chair), William J. DeLaney, Woodrow A. Myers, Jr., MD and John O. Parker, Jr., none of whom are employees or current or former officers of our Company, or had any relationship with our Company required to be disclosed under “Certain Relationships and Related Party Transactions.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Maura C. Breen, Chairperson William J. DeLaney Woodrow A. Myers, Jr., MD John O. Parker, Jr.

March 4, 2014

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for the year ended December 31, 2013:

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)(2)		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)	Total
George Paz Chief Executive Officer and Chairman	2013 2012 2011	$1,187,308 1,226,123 1,115,739	— — —		$5,400,000 4,800,000 4,320,000	(6)	$3,600,000 3,200,000 2,880,000	$2,764,507 3,442,500 —		$88,867 86,067 200,211	$13,040,682 12,754,690 8,515,950
Jeffrey Hall Former Executive Vice President and Chief Financial Officer (14)	2013 2012 2011	507,663 685,288 608,585	— — —		2,066,666 1,677,500 1,100,000	(7)	1,033,333 1,392,500 1,100,000	— 1,378,500 —		56,417 53,617 89,307	3,664,079 5,187,405 2,897,892
Ed Ignaczak Executive Vice President, Sales and Marketing	2013 2012 2011	689,587 678,173 547,869	— — —		1,646,666 1,325,000 875,000	(8)	823,333 1,075,000 875,000	1,070,107 1,288,000 —		55,990 53,190 81,384	4,285,683 4,419,363 2,379,253
Patrick McNamee Former Executive Vice President and Chief Operating Officer	2013 2012 2011	689,587 642,115 557,869	— — —		1,646,666 1,325,000 862,500	(9)	823,333 1,075,000 862,500	690,391 1,293,000 —		53,827 51,027 83,035	3,903,724 4,386,142 2,365,904
Keith Ebling Executive Vice President and General Counsel	2013 2012 2011	617,788 597,309 481,796	— — —		1,533,334 1,075,000 812,500	(10)	766,667 925,000 812,500	959,093 1,142,250 —		51,139 48,339 73,122	3,928,021 3,787,898 2,179,918
Matthew Harper Former Interim Chief Financial Officer	2013	320,192	$166,028	(11)	130,000	(12)	130,000	282,094	(13)	15,300	1,043,614

(1)

Amounts reflect the aggregate fair value of restricted stock units and performance share awards (assuming payout at target), in each case, as of the grant date calculated in accordance with applicable authoritative accounting guidance. For restricted stock units and performance share awards, fair value is calculated using the closing price of our common stock on the date of grant. For additional information regarding stock-based compensation, refer to Note 10 to the Consolidated Financial Statements included in the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 10-K”).

(2)

With respect to the value of performance shares, the payout is dependent on the achievement of certain performance metrics over a three-year period relative to a defined industry peer group. Based on these performance metrics, the maximum payout is 250% of the target award, which would result in a maximum value of: $7,875,000 for Mr. Paz; $2,583,333 for Mr. Hall; $2,058,333 for Mr. Ignaczak; $2,058,333 for Mr. McNamee; and $1,916,668 for Mr. Ebling (for a full discussion on performance shares, see “Compensation Discussion and Analysis — Components of Executive Compensation — Long-Term Incentive Equity Awards” above).

(3)

Amounts reflect the aggregate fair value of stock options as of the grant date calculated in accordance with applicable authoritative accounting guidance. The 2013 stock option awards were granted as part of our annual long-term incentive awards. The value of the stock option awards was calculated using a Black-Scholes multiple option-pricing model. For additional information regarding stock-based compensation, including the assumptions used in the Black-Scholes model, refer to Note 10 to the Consolidated Financial Statements included in the financial statements in the 2013 10-K.

(4)

With respect to 2013, and except for Mr. Harper, amounts reflect the performance-based cash bonus awards (unvested as of December 31, 2013) earned during 2013, as discussed in the Compensation Discussion and Analysis above. These amounts were approved by the Committee at its February 25, 2014 meeting and ratified by the Board of Directors at its March 5, 2014 meeting.

(5)	Amounts include the basic Company contribution under the EDCP and the matching contribution under the 401(k) Plan. The amounts for 2013 are as follows:

Compensation Category	Mr. Paz	Mr. Hall		Mr. Ignaczak	Mr. McNamee	Mr. Ebling	Mr. Harper
Company Contribution under the EDCP	$73,567	$41,117	(i)	$40,690	$38,527	$35,839	$0
Company Matching Contribution under the 401(k) Plan	15,300	15,300		15,300	15,300	15,300	15,300

Total	88,867	56,417		55,990	53,827	51,139	15,300

(i) Amounts contributed to the EDCP on behalf of Mr. Hall during 2013 were forfeited upon Mr. Hall’s departure.

(6)

Includes (i) an award of performance shares with a grant date fair value of $3,150,000 (assuming payout at target), which is based on the market price of common stock on the date of grant and (ii) an award of time-based restricted stock units with a grant date fair value of $2,250,000 which is based on the market price of common stock on the date of grant.

(7)

Includes (i) an award of performance shares with a grant date fair value of $1,033,333 (assuming payout at target), which is based on the market price of common stock on the date of grant and (ii) an award of time-based restricted stock units with a grant date fair value of $1,033,333 which is based on the market price of common stock on the date of grant. As discussed above, Mr. Hall left the Company on September 1, 2013. See Note 14 below.

(8)

Includes (i) an award of performance shares with a grant date fair value of $823,333 (assuming payout at target), which is based on the market price of common stock on the date of grant and (ii) an award of time-based restricted stock units with a grant date fair value of $823,333, which is based on the market price of common stock on the date of grant.

(9)

Includes (i) an award of performance shares with a grant date fair value of $823,333 (assuming payout at target), which is based on the market price of common stock on the date of grant and (ii) an award of time-based restricted stock units with a grant date fair value of $823,333 which is based on the market price of common stock on the date of grant.

(10)

Includes (i) an award of performance shares with a grant date fair value of $766,667 (assuming payout at target), which is based on the market price of common stock on the date of grant and (ii) an award of time-based restricted stock units with a grant date fair value of $766,667 which is based on the market price of common stock on the date of grant.

(11)

Includes $16,028 (or 12.5% of Mr. Harper’s target bonus award under the Employee Annual Bonus Plan), which was guaranteed to be paid regardless of performance and a special one-time cash bonus award of $150,000 for exceptional performance throughout 2013 and paid in the first quarter of 2014. See “Executive Compensation – Special Cash Bonus Award.”

(12)	Includes an award of time-based restricted stock units with a grant date fair value of $130,000 which is based on the market price of common stock on the date of grant.

(13)	Includes a cash bonus of $282,094 (exclusive of the $16,028 guaranteed amount discussed in footnote 11 above) pursuant to the Employee Annual Bonus Plan.

(14)

As discussed above, Jeff Hall left the Company effective September 1, 2013. The amounts set forth in the table above reflect compensation amounts for Mr. Hall with respect to 2013. For a summary of the termination benefits received by Mr. Hall, some of which are payable in 2014, see “Employment Agreement and Potential Payments Upon Termination or Change in Control – Jeff Hall.” Accordingly, (i) Mr. Hall was not eligible to receive a 2013 performance-based cash bonus award, (ii) all unvested stock and option awards (including all stock options and restricted stock units granted in 2013) were forfeited to the Company as of such date and (iii) performance share units will be treated as described under “Employment Agreements and Potential Payments Upon a Termination or Change in Control – Benefits Upon a Termination by us Other Than for ‘Cause’” as set forth below.

Grants of Plan-Based Awards in 2013

The following table provides additional information about our annual long-term incentive awards, which consist of performance share unit awards (PSUs), restricted stock unit awards (RSUs), non-qualified stock option awards (options) and non-equity incentive plan awards, in each case, granted to our named executive officers for 2013 pursuant to the 2011 LTIP.

			Committee Action Date (1)		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(i) (#)		All Other Option Awards: Number of Securities Underlying Options(j) (#)		Exercise or Base Price of Option Awards(k) ($/sh)	Grant Date Fair Value of Stock and Option Awards(4) (l) ($)
Name (a)	Type of Award	Grant Date (b)(1)			Threshold (c) ($)	Target (d) ($)	Maximum (e) ($)	Threshold (f) (#)	Target (g) (#)	Maximum (h) (#)
George Paz	PSUs	03/06/2013	02/26/2013					18,952	54,151	135,377						$3,150,000
	RSUs	03/06/2013	02/26/2013								38,679	(5)				$2,250,000
	Options	03/06/2013	02/26/2013										210,091	(6)	$58.17	$3,600,000
	2013 Performance- Based Cash Bonus Award		02/26/2013	(7)	N/A	$1,783,553	$3,567,105
Jeffrey Hall(9)	PSUs	03/06/2013	02/26/2013					6,217	17,764	44,410						$1,033,333
	RSUs	03/06/2013	02/26/2013								17,764	(5)				$1,033,333
	Options	03/06/2013	02/26/2013										60,304	(6)	58.17	$1,033,333
	2013 Performance- Based Cash Bonus Award		02/26/2013	(7)	N/A	$730,016	$1,460,032
Ed Ignaczak	PSUs	03/06/2013	02/26/2013					4,953	14,153	35,382						$823,333
	RSUs	03/06/2013	02/26/2013								14,153	(5)				$823,333
	Options	03/06/2013	02/26/2013										48,048	(6)	$58.17	$823,333
	2013 Performance- Based Cash Bonus Award		02/26/2013	(7)	N/A	$690,391	$1,380,782
Patrick McNamee	PSUs	03/06/2013	02/26/2013					4,953	14,153	35,382						$823,333
	RSUs	03/06/2013	02/26/2013								14,153	(5)				$823,333
	Options	03/06/2013	02/26/2013										48,048	(6)	$58.17	$823,333
	2013 Performance- Based Cash Bonus Award		02/26/2013	(7)	N/A	$690,391	$1,380,782
Keith Ebling	PSUs	03/06/2013	02/26/2013					4,612	13,179	32,947						$766,667
	RSUs	03/06/2013	02/26/2013								13,179	(5)				$766,667
	Options	03/06/2013	02/26/2013										44,741	(6)	$58.17	$766,667
	2013 Performance- Based Cash Bonus Award		02/26/2013	(7)	N/A	$618,770	$1,237,540
Matthew Harper	RSUs	03/06/2013	02/26/2013								2,234	(5)				$130,000
	Options	03/06/2013	02/26/2013										7,586	(6)	$58.17	$130,000
	2013 Employee ABP		02/26/2013	(8)	N/A	$128,225	$256,450

(1)

The terms of the awards provided for a grant date of March 6, 2013, which was the first practical date during an open window period following Committee approval and ratification by the Board at its March 6, 2013 meeting.

(2)

With respect to Mr. Paz, Mr. Hall, Mr. Ignaczak, Mr. McNamee and Mr. Ebling, the amounts in columns (c), (d) and (e) represent the threshold, target and maximum payouts with respect to 2013 performance-based cash bonus awards. In the first quarter of the 2013 performance year, the Committee approved, and the board ratified, a performance-based cash bonus award for each executive officer to be paid in the first quarter of 2014. The award was granted at 200% of each executive’s target bonus amount, which reflected the maximum potential award (column e). For purposes of Section 162(m) of the Internal Revenue Code of 1986, the

Committee also approved, and the board ratified, a minimum EPS target that must be achieved during the performance year or the award would be forfeited. If the minimum EPS target was met, the Committee retained the discretion to adjust the actual payout of the award downward from the maximum potential award. Consistent with historical practice, the Committee used the Employee ABP funding factor as a primary basis for downward discretion.

With respect to Mr. Harper, the amounts in columns (c), (d) and (e) represent the threshold, target and maximum payouts with respect to the 2013 Employee ABP. Under the Employee ABP, an adjusted EPS target was set as a threshold for funding the bonus plan above 12.5% of target funding. If the adjusted EPS target was achieved, then an adjusted earnings target would be used to determine the funding level of the Employee ABP above 12.5% of target funding. If the adjusted earnings target was met, then the Employee ABP was funded at 100% of target funding. With respect to any amount by which adjusted earnings was greater than the target, 50% of such excess amount was added to the funding of the Employee ABP up to a maximum of 200% target funding. If the adjusted earnings target was not met, then funding was reduced by 50% of such shortfall down to 12.5% of target funding. See “Compensation Discussion & Analysis – Components of Executive Compensation – Annual Bonus Plan.”

(3)

The numbers in columns (f), (g) and (h) represent the threshold (35%), target (100%) and maximum (250%) payouts with respect to the performance share awards made to our named executives for the January 1, 2013 through January 1, 2016 performance period. The number of shares of our common stock to be delivered upon settlement of the performance shares will be determined based upon our achievement of certain performance metrics over a three-year period relative to a defined industry peer group. Realization of the performance share awards and their actual value, if any, will depend on our achievement of the performance metrics relative to a defined industry peer group and the market value of our common stock on the date that the performance share awards are settled. See “Compensation Discussion and Analysis — Components of Executive Compensation — Annual Long-Term Incentive Equity Awards.”

(4)

The amounts in column (l) for restricted stock unit awards and performance share awards are based on the grant date fair value of the award. The amounts in column (l) for stock option awards are estimated on the date of grant using a Black-Scholes multiple option-pricing model. For additional information regarding equity-based compensation, including the assumptions used in the Black-Scholes model, refer to Note 10 to the Consolidated Financial Statements included in the financial statements in the 2013 10-K.

(5)

Numbers represent restricted stock unit awards. One-third of these restricted stock units vested on February 28, 2014 and the remainder is scheduled to vest in two equal installments on February 28, 2015 and February 28, 2016, subject to acceleration under the terms of the 2011 LTIP and the applicable award agreement.

(6)

Numbers represent non-qualified stock option awards. The stock options have an exercise price of $58.17 (the closing price of our common stock on the grant date) and one-third of these stock options vested on February 28, 2014 and the remainder is scheduled to vest in two equal installments on February 28, 2015 and February 28, 2016, subject to acceleration under the terms of the 2011 LTIP and the applicable award agreement, and, in each case, will expire seven years following the date of grant.

(7)

Consistent with historical practice, in the first quarter of 2013 the Committee approved (at its February 26, 2013 meeting), and the board ratified (at its March 6, 2013 meeting), a performance-based cash bonus award to be paid in the first quarter of the following year. The award was granted at 200% of each respective executive’s target bonus amount, which reflected the maximum potential award. For purposes of Section 162(m) of the Internal Revenue Code of 1986, the Committee also approved, and the board ratified, a minimum EPS target that must be achieved during the performance year or the award would be forfeited. For 2013, the Committee approved, and the board ratified, a minimum EPS target of $1.50 (representing non-adjusted EPS as determined in accordance with GAAP as opposed to the adjusted EPS threshold for the Employee ABP). The actual payouts for the 2013 performance-based cash bonus awards can be found under “Compensation Discussion and Analysis – Components of Executive Compensation – Annual Bonus Plan” above.

(8)

With respect to the Employee ABP, for 2013, the adjusted EPS target was $4.25 and the adjusted earnings target was $6.672 billion. Based on actual 2013 adjusted EPS and adjusted earnings, the Employee ABP was funded at 155% of target funding. The actual payout to Mr. Harper under the 2013 Employee ABP can be found under “Compensation Discussion and Analysis – Components of Executive Compensation – Annual Bonus Plan” above.

(9)

As discussed above, Jeff Hall left the Company effective September 1, 2013. Accordingly, (i) Mr. Hall was not eligible to receive a 2013 performance-based cash bonus award, (ii) all unvested stock and option awards (including all stock options and restricted stock units granted in 2013) were forfeited to the Company as of such date and (iii) performance share units will be treated as described under “Employment Agreements and Potential Payments Upon a Termination or Change in Control – Benefits Upon a Termination by us Other Than for ‘Cause’” as set forth below.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information on vested and unvested equity awards held by our named executive officers as of December 31, 2013:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
George Paz	2/26/2008	286,552			$31.92	2/26/2015
	3/2/2009	394,956			22.87	3/2/2016
	3/3/2010	174,386			49.495	3/3/2017
	3/2/2011	107,776	53,890	(1)	56.50	3/2/2018	10,620	(5)	$745,949	74,349	(9)	$5,222,274
	2/27/2012	69,786	139,572	(2)	53.05	2/27/2019	25,134	(6)	1,765,412	131,950	(10)	9,268,168
	3/6/2013		210,091	(3)	58.17	3/6/2020	38,769	(7)	2,723,135	135,378	(11)	9,508,951
Jeffrey Hall(13)	5/27/2008	152,662			35.77	5/27/2015
	3/2/2009	76,460			22.87	3/2/2016
	3/3/2010	59,166			49.495	3/3/2017
	3/2/2011	41,164			56.50	3/2/2018				14,419	(13)	1,012,791
	2/27/2012	27,260			53.05	2/27/2019				9,166	(13)	643,820
	3/6/2013									6,253	(13)	439,211
Ed Ignaczak	10/29/2004						13,520	(12)	949,645
	3/2/2011	32,744	16,373	(1)	56.50	3/2/2018	2,581	(5)	181,289	12,907	(9)	906,588
	2/27/2012	20,717	41,436	(2)	53.05	2/27/2019	5,969	(6)	419,263	22,383	(10)	1,572,182
	2/27/2012		13,680	(4)	53.05	2/27/2019	7,068	(8)	496,456
	3/6/2013		48,048	(3)	58.17	3/6/2020	14,153	(7)	994,107	35,383	(11)	2,485,302
Patrick McNamee	3/3/2010	52,938			49.495	3/3/2017
	3/2/2011	32,276	16,139	(1)	56.50	3/2/2018	2,544	(5)	178,691	12,722	(9)	893,593
	2/27/2012	20,717	41,436	(2)	53.05	2/27/2019	5,969	(6)	419,263	22,383	(10)	1,572,182
	2/27/2012		13,680	(4)	53.05	2/27/2019	7,068	(8)	496,456
	3/6/2013		48,048	(3)	58.17	3/6/2020	14,153	(7)	994,107	35,383	(11)	2,485,302
Keith Ebling	2/26/2008	14,476			31.92	2/26/2015
	3/2/2009	22,504			22.87	3/2/2016
	3/2/2009	102,882			22.87	3/2/2016
	3/3/2010	46,710			49.495	3/3/2017
	3/2/2011	30,406	15,203	(1)	56.50	3/2/2018	2,397	(5)	168,365	11,985	(9)	841,826
	2/27/2012	18,536	37,074	(2)	53.05	2/27/2019	5,341	(6)	375,152	20,028	(10)	1,406,767
	2/27/2012		8,208	(4)	53.05	2/27/2019	4,241	(8)	297,888
	3/6/2013		44,741	(3)	58.17	3/6/2020	13,179	(7)	925,693	32,948	(11)	2,314,268
Matthew Harper	2/26/2008	11,626			31.92	2/26/2015
	3/2/2009	16,074			22.87	3/2/2016
	3/3/2010	11,210			49.495	3/3/2017
	3/2/2011	6,174	3,088	(1)	56.50	3/2/2018	325	(5)	22,828
	11/17/2011	14,917			43.77	11/17/2018
	2/27/2012	3,843	7,688	(2)	53.05	2/27/2019	738	(6)	51,837
	3/6/2013		7,586	(3)	58.17	3/6/2020	2,234	(7)	156,916

(1)	The unvested portion of this stock option award vested on February 28, 2014.

(2)	One half of the unvested portion of this stock option award vested on February 28, 2014 and the remainder is scheduled to vest on February 28, 2015.

(3)

One-third of the unvested portion of this stock option award vested on February 28, 2014 and the remainder is scheduled to vest in two (2) equal installments on February 28, 2015 and February 28, 2016.

(4)	This stock option award vested in full on February 28, 2014. The award was previously subject to forfeiture if the Medco transactions were not consummated.

(5)	The unvested portion of this restricted stock unit award vested on February 28, 2014.

(6)	One half of the unvested portion of this restricted stock unit award vested on February 28, 2014 and the remainder is scheduled to vest on February 28, 2015.

(7)

One-third of the unvested portion of this restricted stock unit award vested on February 28, 2014 and the remainder is scheduled to vest in two (2) equal installments on February 28, 2015 and February 28, 2016.

(8)	This restricted stock unit award vested in full on February 28, 2014. The award was previously subject to forfeiture if the Medco transactions were not consummated.

(9)

Performance shares became payable following the end of the performance period on January 1, 2014 and were settled on March 5, 2014. The stated numbers reflect a payout of 166.7% of target, which was distributed as a result of the achievement of the performance metrics relative to a defined industry peer group during the performance period.

(10)

Performance shares become payable following the end of the performance period on January 1, 2015. In accordance with SEC rules, because our performance in 2012 and 2013 was above target level, we are reporting the maximum number (250% of target) for these outstanding performance share awards. The number of shares payable may decrease from the maximum amount based upon the achievement of the performance metrics relative to a defined industry peer group during the remainder of the performance period.

(11)

Performance shares become payable following the end of the performance period on January 1, 2016. In accordance with SEC rules, because our performance in 2013 was above target level, we are reporting the maximum number (250% of target) for these outstanding performance share awards. The number of shares payable may decrease from the maximum amount based upon the achievement of the performance metrics relative to a defined industry peer group during the remainder of the performance period.

(12)

Restricted share award with original vesting date of October 29, 2014, with potential for accelerated vesting based on the achievement of certain performance metrics. Based upon the achievement of such performance metrics, the vesting of 70,776 shares was accelerated to March 31, 2007 and the balance of 13,520 shares is scheduled to vest on October 29, 2014.

(13)

As discussed above, Jeff Hall left the Company effective September 1, 2013. Accordingly, (i) Mr. Hall was not eligible to receive a 2013 performance-based cash bonus award, (ii) all unvested stock and option awards were forfeited to the Company as of such date and (iii) performance share units will be treated as described under “Employment Agreements and Potential Payments Upon a Termination or Change in Control – Benefits Upon a Termination by us Other Than for ‘Cause’” as set forth below.

Pursuant to the terms of his executive employment agreement, Mr. Hall will vest in a number of performance shares equal to the lesser of (i) the number of performance shares which would have vested and been paid based on the full achievement of the performance metrics at the end of the performance period, or (ii) the number of performance shares which would have vested and been paid based on an assumed performance period ending as of the most recently completed fiscal quarter prior to termination, in either case, pro-rated for the portion of the performance period during which he was employed by the Company.

The amount set forth in the table above with respect to performance shares for the performance period ended December 31, 2013 was based on 166.7% of target payout as the three year performance period ended on December 31, 2013. Because we are unable to calculate the actual amounts to be paid out with respect to performance shares for the performance periods ending December 31, 2014 and 2015, the amount set forth in the table above with respect to these performance periods is based on an assumed performance period ending June 30, 2013. The amounts are based on the closing price of our common stock on December 31, 2013. The awards are payable in shares of our common stock and are pro-rated for the portion of each respective performance period during which Mr. Hall was employed by the Company.

Option Exercises and Stock Vested Table

The following table provides information on the value realized by our named executive officers with respect to stock options and SSARs (which we no longer grant to our executive officers) exercised during 2013, and with respect to restricted stock units (RSUs) and performance share awards (PSUs) that vested during 2013:

	Type of Award	Option Awards		Stock Awards
Name		Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
George Paz	SSARs PSUs RSUs	410,148	$19,267,728	88,106 34,971	$5,119,840 1,990,899
Jeffrey Hall	PSUs RSUs			17,081 10,372	992,577 590,478
Ed Ignaczak	Options PSUs RSUs	51,382	781,104	14,835 8,343	862,062 474,967
Patrick McNamee	Options PSUs RSUs	183,972	6,046,886	15,283 8,390	888,095 477,643
Keith Ebling	SSARs PSUs RSUs	16,780	784,926	13,485 7,593	783,613 432,269
Matthew Harper	Options RSUs	—	—	8,807	566,223

(1)

With respect to stock options, amounts reflect the value of the stock options exercised based on the difference between the exercise price for the stock options and the actual market value of our stock upon exercise.

(2)	Amounts reflect the value of the vested stock based on the closing price for our stock on the vesting date.

Nonqualified Deferred Compensation in 2013

The following table provides the EDCP account balance as of December 31, 2013 as well as 2013 EDCP contributions and earnings for each of our named executives. None of our named executive officers received payments under the EDCP in 2013:

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions(4)	Aggregate Balance at Last FYE(5)
George Paz	—	$73,567	$16,502	—	$7,562,345
Jeffrey Hall(6)	—	41,117	7,152	—	399,976
Ed Ignaczak	—	40,690	6,825	—	1,591,937
Patrick McNamee	—	38,527	5,498	—	636,130
Keith Ebling	—	35,839	5,870	—	258,771
Matthew Harper	—	—	—	—	—

(1)	Executives are entitled to defer up to 50% of their annual base salary and up to 100% of their annual performance-based cash bonus award.

(2)

Amounts reflect contributions made by the Company to each named executive’s EDCP account during the first quarter of 2013. These amounts are equal to 6% of all cash compensation (base salary and performance-based cash bonus award) received by the named executive during 2012. These contributions vest on December 31 of the third year after the year for which they were calculated, in this case December 31, 2016, unless the executive is eligible for retirement as defined under the EDCP, in which case these contributions vest immediately

(3)

A named executive’s account under the EDCP is deemed to be invested in the hypothetical investment options selected by the participant from among the investment options available under the Company’s 401(k) plan, which provided returns ranging from -1.92% to 40.55% in 2013 and a Company Stock Fund, which provided a return of 30.07% in 2013. A participant may change the investment options during the annual open window period. The EDCP account is credited with gains or losses actually experienced by the selected hypothetical investments. Accordingly, the EDCP does not credit above-market or preferential earnings on nonqualified deferred compensation. Contributions made by the Company are allocated as follows: 75% of the contribution is allocated to the participant’s selected hypothetical investment options and 25% is allocated to the Company Stock Fund.

(4)

Upon a termination for any reason other than death, “disability” or “retirement” (a termination of employment after attaining age 55 and having a combination of full years of age plus service with Express Scripts totaling at least 65), all unvested contributions (i.e. Company EDCP contributions) are forfeited. All Company EDCP contributions vest upon a termination due to death or disability or upon becoming eligible for retirement, Withdrawals/distributions of vested amounts can be made after termination from the Company, either at a fixed time in a lump sum payment or pursuant to a fixed schedule as previously specified. Distribution of a participant’s EDCP account shall be made in cash, except for those amounts that are invested in the Company Stock Fund, which will be distributed in whole shares of our common stock with fractional shares paid in cash. All withdrawals and distributions are made in compliance with Section 409A of the Internal Revenue Code.

(5)

Amounts include 2013 executive and Company contributions and related earnings, as well as Company contributions and deferrals of base salary and performance-based cash bonus awards (together with related earnings) from past participation in the EDCP.

(6)	Amounts contributed to the EDCP on behalf of Mr. Hall during 2013 were forfeited upon Mr. Hall’s departure.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have employment agreements with all of our named executive officers (other than Mr. Harper). In the first quarter of 2014, we entered into new employment agreements with each of our executive officers, with the exception of Mr. McNamee (who left the Company on March 14, 2014). The new agreement with Mr. Paz runs through March 2017 and the new agreements with our other named executive officers run through March 2015 and are automatically renewed for successive one-year periods unless either party provides at least ninety days notice prior to the end of the term. On March 24, 2014, we entered into a retention agreement with Mr. Ignaczak, which is described in more detail below. The new employment agreement with Mr. Paz is publicly available as Exhibit 10.1 on our Form 8-K filed January 14, 2014 and the form of new employment agreement for our other named executive officers is publicly available as Exhibit 10.2 on our Form 8-K filed on March 24, 2014.

We also had employment agreements with each of our named executives (other than Mr. Harper) effective as of December 31, 2013.

As of December 31, 2013, potential payments to Mr. Harper upon a termination or change in control would have been made pursuant to policies applicable to vice presidents in general. See “Employment Agreements and Potential Payments Upon a Termination or Change in Control – Matthew Harper” below.

General Terms of New Employment Agreements

The discussion below is with respect to the new employment agreements unless otherwise noted. The discussion with respect to the treatment of equity awards in based on the terms of the applicable award agreement.

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Term. The new employment agreement with Mr. Paz runs through March 31, 2017 without renewal other than through the mutual agreement of the parties. The term under the new employment agreement with Mr. Ebling runs through March 31 of each year and is automatically renewed for successive one-year periods unless either party provides for at least ninety days notice prior to the end of the then current term.

Mr. Hall’s employment with the Company terminated on September 1, 2013.

Mr. McNamee’s employment with the Company terminated on March 14, 2014.

On January 28, 2014, Mr. Ignaczak notified the Company that he planned to retire from the Company at a date to be determined. On March 24, 2014, we entered into an executive employment agreement and a separate retention agreement with Mr. Ignaczak.

The following provides a summary of the benefits provided to our named executive officers (other than Mr. Harper who is not subject to an executive employment agreement) under the executive employment agreements and the form of grant notices for long-term incentive equity awards.

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Compensation and Benefits. Each of the agreements generally provides for: (i) the payment of an annual base salary (which may not be reduced after any increase); (ii) a guaranteed minimum target performance-based cash bonus award as a fixed percentage of the named executive officer’s base salary; (iii) participation in our employee benefit plans (other than bonus and incentive plans) on the same basis as such plans are generally made available to our other senior executives; (iv) the right to receive restricted stock unit awards, stock option awards and other equity awards and deferred compensation, to the extent determined by the Committee and the board; (v) the reimbursement of reasonable business expenses incurred in performing the named executive officer’s duties; and (vi) such perquisites and fringe benefits to which our other executive officers are entitled and which are suitable for the named executive’s position.

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Benefits Upon Termination of Employment Prior to Expiration of Employment Period. Each agreement provides for the provision and forfeiture of certain benefits if the named executive officer’s employment is terminated prior to the expiration of the employment period (including any renewal period in effect). In general, if the named executive officer’s employment is terminated at any time, all unvested equity awards are forfeited and the named executive officer is not entitled to receive any further payments or benefits that have not already been paid or provided except that the named executive officer will be entitled to (i) all previously earned and accrued, but unpaid, base salary; (ii) reimbursement for any business expenses properly incurred prior to termination; and (iii) such other employee benefits (if any) to which the named executive officer may be entitled under our employee benefit plans.

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Benefits Upon Termination by us Other Than for “Cause.” If the named executive officer’s employment is terminated by us other than for “cause” (as defined in the applicable agreement), the named executive officer is entitled to the following:

•	Any performance-based cash bonus award earned for a previously completed performance year but unpaid as of the termination date, payable solely to the extent approved by the Committee and the board.

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A severance benefit equal to (i) 18 months of base salary plus (ii) 150% of the executive officer’s target performance-based cash bonus award for the year in which the termination date occurs. The severance benefit is payable in 18 substantially equal monthly installments beginning the first full month after termination, subject to a six-month deferral if necessary to avoid certain adverse tax consequences.

Under the old employment agreements, the severance benefit was equal to (i) 18 months base salary plus (ii) 150% of the executive officer’s target bonus amount for the year in which the termination date occurs, multiplied by the average percentage of the named executive officer’s target bonus amount earned over the past three full year period, pro-rated for the portion of the termination year in which the named executive officer was employed; the percentage of the named executive officer’s target annual bonus used in calculating the average percentage of the target annual bonus earned over the past three full year period is limited to 100% (for any individual year or in the aggregate). The severance benefit was payable in 18 substantially equal monthly installments beginning the first full month after termination, subject to a six-month deferral if necessary to avoid certain adverse tax consequences.

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Reimbursement for the cost of continuing medical insurance under COBRA for a period of 18 months after termination (for Mr. Paz, payments for 36 months equal to either the cost of continuing medical insurance under COBRA or, following expiration of the COBRA period, equivalent medical insurance coverage). For Mr. Paz (under the new employment agreement only), following the cessation of the 36 month coverage and subject to certain conditions, Mr. Paz may pay the full cost to continue participating in the retiree medical plan through his 65th birthday;

and if the retiree medical plan is no longer offered, the Company will use commercially reasonable efforts to assist Mr. Paz in purchasing medical coverage that is reasonably equivalent to the medical benefits provided to current employees.

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For performance share awards, the named executive shall vest in a number of unvested performance shares equal to the lesser of (i) the number of performance shares which would have vested and been paid based on the full achievement of the performance metrics at the end of the performance period, or (ii) the number of performance shares which would have vested and been paid based on an assumed performance period ending as of the most recently completed fiscal quarter prior to termination, in either case, pro-rated for the portion of the performance period during which the named executive was employed by the Company.

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Benefits Upon Termination by the Named Executive for “Good Reason” If the named executive officer terminates employment with us for “good reason” (as defined in the applicable agreement and other than in connection with a change in control), the named executive officer is entitled to the benefits set forth under “Benefits Upon Termination by us Other Than for ‘Cause’” above, except that (i) all unvested and unpaid performance shares are forfeited and (ii) pursuant to the new employment agreement only and subject to approval by the Committee in its sole discretion, the named executive officer is entitled to receive an amount equal to the performance-based cash bonus award that the named executive would have been entitled to receive for the year in which the termination occurs had the named executive remained employed through the end of such year, which amount shall be pro-rated for the portion of the termination year in which the named executive was employed by the Company and is payable in a lump sum at the same time performance-based cash bonus awards are paid out to other executive officers.

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Benefits Upon Termination On Account of Death or Disability. If the named executive officer’s employment terminates on account of death or “disability” (as defined in the applicable agreement), the named executive officer is generally entitled to the following:

•	Any performance-based cash bonus award earned for a previously completed performance year but unpaid as of the termination date, payable solely to the extent approved by the Committee and the board.

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Reimbursement for the cost of continuing medical insurance under COBRA for a period of 18 months after termination (for Mr. Paz, payments for 36 months equal to either the cost of continuing medical insurance under COBRA or, following expiration of the COBRA period, equivalent medical insurance coverage).

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Pursuant to the new employment agreement only and subject to approval by the Committee in its sole discretion, the named executive officer is entitled to receive the pro-rata performance-based cash bonus award set forth under “Benefits Upon Termination by the Named Executive for ‘good reason.’”

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All unvested stock options shall vest and become exercisable in full, and all vested stock options may be exercised by the named executive’s successor at any time, or from time to time, within one year after the date of death or disability.

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All unvested restricted stock units shall vest, pro-rated for the portion of the period from the grant date through the last vesting date on the vesting schedule with respect to each restricted stock unit award during which the named executive was employed by the Company.

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For performance share awards, the named executive shall vest in a number of unvested performance shares to the extent that the performance criteria are ultimately achieved and any payment of performance shares is pro-rated for the portion of the performance period during which the named executive was employed by the Company.

•	All Company EDCP contributions to the named executive’s EDCP account are accelerated and vested.

¡	Benefits Upon Non-Renewal of the Employment Period.

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If the named executive elects not to renew the agreement at the end of any employment period, the named executive officer will be entitled to receive any performance-based cash bonus award earned for a previously completed performance year but unpaid as of the termination date, payable solely to the extent approved by the Committee and the board.

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If the Company elects not to renew the agreement at the end of any employment period, the named executive officer is entitled to the benefits set forth under “Benefits Upon Termination by the Named Executive for ‘good reason.’”

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Benefits Upon “Tenured Retirement.” If the named executive officer’s employment terminates on account of a “tenured retirement” (59.5 years of age and 4.5 years of service as a senior executive), the named executive is generally entitled to the following:

•	Any performance-based cash bonus award earned for a previously completed performance year but unpaid as of the termination date, payable solely to the extent approved by the Committee and the board.

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Reimbursement for the cost of continuing medical insurance under COBRA for a period of 18 months after termination (for Mr. Paz, payments for 36 months equal to either the cost of continuing medical insurance under COBRA or, following expiration of the COBRA period, equivalent medical insurance coverage).

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Pursuant to the new employment agreement only and subject to approval by the Committee in its sole discretion, the named executive officer is entitled to receive the pro-rata performance-based cash bonus award set forth under “Benefits Upon Termination by the Named Executive for ‘good reason.’”

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All vested stock option awards shall remain vested and exercisable through the end of their term, and all unvested awards shall continue to vest in accordance with their term as if the named executive were still employed by the Company, and remain vested and exercisable through the end of their term.

•	All unvested restricted stock unit awards shall continue to vest in accordance with their term as if the named executive were still employed by the Company.

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Unvested performance share awards shall vest in full, but the performance shares are only paid out to the extent the performance metrics are ultimately achieved; provided, however, that if the named executive’s termination date occurs prior to the third calendar month of the final year of the applicable performance period, the performance shares eligible for a payout greater than 100% of target with respect to such performance period shall be pro-rated based on the named executives employment tenure at the Company and the remaining performance shares are subject to a maximum payout equal to 100% of target.

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Benefits Upon “Early Retirement.” If the named executive officer’s employment terminates on account of “early retirement” (54.5 years of age, 4.5 years of service as a senior executive and the sum of the named executive’s age the named executive’s cumulative years of service as a senior executive equal at least 64 years), the named executive is generally entitled to the following:

•	Any performance-based cash bonus for a previously completed fiscal year but unpaid as of the termination date, payable solely to the extent approved by the Committee and the board.

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Reimbursement for the cost of continuing medical insurance under COBRA for a period of 18 months after termination (for Mr. Paz, payments for 36 months equal to either the cost of continuing medical insurance under COBRA or, following expiration of the COBRA period, equivalent medical insurance coverage).

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Pursuant to the new employment agreement only and subject to approval by the Committee in its sole discretion, the named executive officer is entitled to receive the pro-rata performance-based cash bonus award set forth under “Benefits Upon Termination by the Named Executive for ‘good reason.’”

•	For stock option awards granted prior to the effective date of the new employment agreement:

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vested awards shall remain vested and exercisable until the earlier of (i) the end of their term and (ii) one year plus an additional month for each month the named executive was employed by the Company past his 55th birthday (the “early retirement extension period”); and

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unvested awards that are scheduled to vest prior to the “early retirement option expiration date” (the date that is a certain number of months from the termination date – 12 months plus the number of months worked past age 55) shall vest on schedule, pro-rated based on the number of months employed past the age of 55 divided by 60 and remain vested and exercisable through the early retirement option expiration date.

•	For stock option awards granted after the effective date of the new employment agreement:

•	vested awards shall remain vested and exercisable until the earlier of (i) the end of their term and (ii) four years following the date of retirement; and

•	treatment of unvested awards is identical to the treatment of unvested awards granted prior to the effective date of the new employment agreement.

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For all unvested restricted stock unit awards, a pro-rated portion (based on the number of months such named executive officer has worked past the age of 55, divided by 60) of the awards that are scheduled to vest on or prior to the third anniversary of the termination date shall continue to vest in accordance with their terms as if the executive officer were still employed by the Company.

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Unvested performance share awards shall vest, pro-rated based on the number of months such named executive officer has worked past the age of 55, divided by 60 and such vested PSUs are only paid out to the extent the performance metrics are ultimately achieved; provided, however, that if the named executive’s termination date occurs prior to the third calendar month of the final year of the applicable performance period, the performance shares eligible for a payout greater than 100% of target with respect to such performance period shall be pro-rated based on the named executive’s employment tenure at the Company and the remaining performance shares are subject to a maximum payout equal to 100% of target.

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Benefits Upon Retirement. If the named executive officer’s employment terminates on account of “retirement” (any voluntary termination by the named executive officer effective after 59.5 years of age that is not treated as an “early retirement” or a “tenured retirement”) the named executive is generally entitled to the following:

•	Any performance-based cash bonus for a previously completed fiscal year but unpaid as of the termination date, payable solely to the extent approved by the Committee and the board.

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Reimbursement for the cost of continuing medical insurance under COBRA for a period of 18 months after termination (for Mr. Paz, payments for 36 months equal to either the cost of continuing medical insurance under COBRA or, following expiration of the COBRA period, equivalent medical insurance coverage).

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Pursuant to the new employment agreement only and subject to approval by the Committee in its sole discretion, the named executive officer is entitled to receive the pro-rata performance-based cash bonus award set forth under “Benefits Upon Termination by the Named Executive for ‘good reason.’”

•	With respect to grants made after March 1, 2013, all unvested stock options shall be forfeited to the Company and all vested stock options may be exercised at any time, or from time to time,

within one year after the date of retirement. With respect to grants made prior to March 1, 2013, all unvested stock options shall vest and become exercisable in full, and all vested stock options may be exercised at any time, or from time to time, within one year after the date of retirement.

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All unvested restricted stock units shall vest, pro-rated for the portion of the period from the grant date through the last vesting date on the vesting schedule with respect to each restricted stock unit award during which the named executive was employed by the Company.

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For performance share awards, the named executive shall vest in a number of unvested performance shares to the extent that the performance criteria are ultimately achieved and any payment of performance shares is pro-rated for the portion of the performance period during which the named executive was employed by the Company.

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With respect to the named executive’s EDCP account (for which “retirement” is defined as attaining age 55 and having a combination of full years of age plus service with Express Scripts totaling at least 65), all Company contributions to the named executive’s EDCP account are accelerated and vested.

¡	Benefits Upon a Change in Control.

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With respect to a severance benefit, if the named executive officer is terminated or terminates employment and such termination constitutes “good reason” with respect to such change in control under the applicable employment agreement, then the named executive officer shall be entitled to the benefits set forth under “Benefits Upon Termination by the Named Executive for ‘good reason.”

The old employment agreements provided that, if the named executive officer is not offered “comparable employment” (as defined under the old employment agreement) as of the change in control date, then, for purposes of calculating the severance benefit set forth under “Benefits Upon Termination by the Named Executive for ‘good reason” the percentage of the named executive officer’s target performance-based cash bonus award used in calculating the average percentage of the target annual bonus earned over the past three full year period is not limited to 100% and no pro-ration will be applied based on the named executive’s tenure during the termination year. The severance benefit is payable in 18 substantially equal monthly installments beginning the first full month after termination, subject to a six-month deferral if necessary to avoid certain adverse tax consequences.

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With respect to stock options granted on or after March 1, 2013, if following the change in control date there will be no generally recognized U.S. public market for the Company’s common stock or any common stock for which the Company’s common stock is exchanged, then all unvested stock options shall vest and become fully exercisable and each stock option shall be cancelled on the change in control date and the Company shall provide payment in connection with such cancellation at a purchase price equal to the excess (if any) of the per share change in control purchase price over the exercise price of the option. If following the change in control date there will be a generally recognized U.S. public market for the Company’s common stock or any common stock for which the Company’s common stock is exchanged, then all stock options shall be assumed, exchanged or substituted for by a successor or acquirer entity and shall be subject to the same terms and conditions that were applicable to the stock options prior to the change in control. In addition, upon the occurrence of a change in control, if within 90 days prior to the change in control date or within two years following the change in control date, either (i) the employment of the named executive is terminated without cause (as defined in the 2011 LTIP) or (ii) the named executive terminates employment due to a constructive termination (as defined in the stock option award agreement), then all outstanding unvested options shall vest in full on the date of such termination and remain exercisable for the duration of their term.

With respect to stock options granted before March 1, 2013, if, following the change in control date there will be no generally recognized U.S. public market for the Company’s common stock or any common stock for which the Company’s common stock is exchanged, then options would be cancelled and paid out, similar to the options granted after March 1, 2013. Additionally, if following the change in control date there will be a generally recognized U.S. public market for the Company’s common stock or any common stock for which the Company’s common stock is exchanged, then all unvested stock options shall vest and become fully exercisable. The Committee, at its discretion, may provide for a different treatment of stock options that are not assumed, exchanged or substituted or are cancelled in connection with a change in control.

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With respect to restricted stock units granted after March 1, 2013, if within two years following the change in control date either (i) the employment of the named executive officer is terminated without cause (as defined in the 2011 LTIP) or (ii) the named executive terminates employment due to a constructive termination (as defined in the restricted stock unit award agreement), then the outstanding unvested restricted stock units shall vest in full on the date of such termination. If the named executive is terminated without cause within 90 days prior to the change in control date then the outstanding unvested restricted stock units held by such named executive as of the date of termination that do not constitute “deferred compensation” subject to section 409A of the Internal Revenue Code of 1986, as amended, shall vest in full on the change in control date. If following the change in control date there will be no generally recognized U.S. public market for the Company’s common stock or any common stock for which the Company’s common stock is exchanged, then all vested restricted stock units shall be cancelled as of the change in control date and the Company shall pay, in respect of each cancelled vested restricted stock unit, a purchase price equal to the per share change in control purchase price and all unvested restricted stock units shall be cancelled and the Company shall pay into a rabbi trust, in respect of each cancelled unvested restricted stock unit, a purchase price equal to the per share change in control purchase price, to be disbursed on the date on which the cancelled restricted stock unit would have vested, either according to its original schedule or upon acceleration, as applicable. If following the change in control date there will be a generally recognized U.S. public market for the Company’s common stock or any common stock for which the Company’s common stock is exchanged, then each outstanding restricted stock unit shall be assumed, exchanged or substituted by a successor or acquirer entity and shall relate to the common stock of such successor or acquirer entity and shall be of substantially comparable value and remains subject to the same terms and conditions as prior to the change in control.

With respect to restricted stock units granted before March 1, 2013, if the named executive officer (i) is not offered “comparable employment” (as defined in the applicable award agreement) on or before the change in control date or (ii) is involuntarily terminated without cause after the change in control date or voluntarily terminates employment for failure to maintain “comparable employment” relative to employment immediately before the change in control date, then all unvested restricted stock units shall vest as of the change in control date, in the case of clause (i) above and as of the date of termination, in the case of clause (ii) above. If the named executive officer is offered and accepts “comparable employment” with the Company or any successor of the Company’s business on or before the change in control date, then one-half of all unvested restricted stock units shall vest as of the change in control date. If the named executive officer is offered and does not accept “comparable employment” with the Company or any successor of the Company’s business on or before the change in control date, then all unvested restricted stock units shall be forfeited. If following the change in control date there will be no generally recognized U.S. public market for the Company’s common stock or any common stock for which the Company’s common stock is exchanged, then all vested restricted stock units shall be cancelled as of the change in control date and the Company shall pay, in respect of each cancelled restricted stock unit, a purchase price equal to the per share change in control purchase price and all unvested restricted stock units shall be cancelled and the Company shall pay into escrow, in respect of each cancelled restricted stock unit, a purchase price equal to the per share change in control purchase price, to be disbursed on the date on which the cancelled restricted stock unit would have vested, either according to its original schedule or upon acceleration, as applicable. If following the change in control date there will be a generally recognized U.S. public market for the Company’s common stock or any common stock for which the Company’s common stock is exchanged, then each outstanding restricted stock unit shall be assumed, exchanged or substituted by a successor or acquirer entity and shall relate to the common stock of such successor or acquirer entity and shall continue to vest according to its original schedule or upon acceleration; the Committee, at its discretion, may provide for different treatment of restricted stock units that are not assumed, exchanged or substituted or are cancelled in connection with a change in control.

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With respect to performance share awards, if the named executive officer is employed by the Company on the change in control date, then the named executive officer shall receive in cash the value of one share of the Company’s common stock as of the last trading day before the change in control date, multiplied by the greater of (i) the target grant with respect to each performance share award and (ii) the portion of each performance share award which would have vested and been paid based on an assumed performance period ending the day immediately preceding the change in control date. If the named executive officer’s employment has terminated due to death, “disability” or “retirement” (as defined in the award agreement), then the named executive officer shall receive in cash the value of one share of the Company’s common stock as of the last trading day before the change in control date, multiplied by the target grant with respect to each performance share award. If the named executive officer’s employment has been terminated by the Company without cause prior to the change in control date, then the named executive officer shall receive in cash the value of one share of the Company’s common stock as of the last trading day before the change in control date, multiplied by the lesser of (i) the target grant with respect to each performance share award and (ii) the portion of each performance share award which would have vested and been paid based on an assumed performance period ending as of the most recently completed fiscal quarter prior to termination, in either case, pro-rated for the portion of the actual performance period during which the named executive officer was employed. The Committee, at its discretion, may provide for different treatment of performance share awards that are not assumed, exchanged or substituted or are cancelled in connection with a change in control.

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Restrictive Covenants. Upon termination of employment, each named executive officer is prohibited from (i) soliciting certain clients or prospective clients of the Company for a period of two years after termination; (ii) soliciting or hiring any employee of the Company for a period of two years after termination; (iii) competing with the Company for a period of eighteen months after termination; or (iv) disclosing certain confidential information with respect to the Company or its business. If, following a termination the named executive violates any of these covenants, then the named executive would forfeit all termination benefits provided under his executive employment agreement, and would be required to reimburse the Company for any realized benefits resulting from his termination.

•

Tax Indemnification. Pursuant to the old employment agreements only, in the event that any amount or benefit paid or distributed to a named executive officer (other than Mr. Paz) pursuant to the agreement, taken together with any amounts or benefits otherwise paid or distributed to such named executive by the Company pursuant to any other arrangement or plan (“covered payments”), would result in the named executive’s liability for the payment of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we would make a “gross-up” payment to the named executive officer to fully offset the excise tax, provided the aggregate present value of the covered payments was equal to or exceeded 125% of the maximum total payment which could be made to the named executive officer without triggering the excise tax. If the aggregate present value of the covered payments, however, exceeded such maximum amount, but was less than 125% of such maximum amount, then we could, in our discretion, reduce the covered payments so that no portion of the covered payments was subject to the excise tax, and no gross-up payment would be made. Pursuant to the amendment of the employment agreement of Mr. Paz in 2010, he was not eligible to receive such a tax “gross-up” payment under his old employment agreement.

The new employment agreements do not contain a tax “gross-up” provision.

Estimated Benefits

The following tables reflect the amount of incremental compensation that would be paid to each named executive officer (other than Mr. Hall and Mr. McNamee) upon the termination of his employment or upon a change in control, in each case, as of December 31, 2013. Accordingly, the computation of these amounts is based on the old employment agreements, which were in effect on December 31, 2013, and requires us to make certain estimates that are further described above in the description of the agreement or in the accompanying footnotes. Some of these amounts are payable pursuant to the terms of the agreement while others arise from the terms of the applicable grant and/or benefit plan. Those amounts payable pursuant to the agreement generally require the named executive officer to sign a general release and to comply with certain contractual terms including those related to noncompetition, nonsolicitation and non-disparagement. Because Mr. Hall and Mr. McNamee left the Company on September 1, 2013 and March 14, 2014, respectively, the payments actually made to each of them upon his termination are known and are provided below.

Because the incremental amount of payments to be made depends on several factors, the actual amounts to be paid out upon termination of employment or a change in control can only be determined at the time of the event. The tables do not include the nonqualified deferred compensation that would be paid, which is set forth in the “Nonqualified Deferred Compensation Table” above, except to the extent an individual is entitled to an additional benefit as a result of the termination or change in control. The estimated payments, compensation and benefits upon termination and change in control are set forth in the tables below. All amounts based on the value of our common stock are calculated using the closing price of our common stock ($70.24) on December 31, 2013.

GEORGE PAZ

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement (1)	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death or Disability	Change in Control(2)
						With Offer of Comparable Employment	Without Offer of Comparable Employment
Compensation:
Severance Benefit	$—	$—	$3,583,553(3)	$—	$—	$—	$4,876,629(3)(4)
Long-Term Incentive:
PSUs	—	9,592,261(5)	8,916,637(6)	—	8,916,637(7)	13,836,202(8)	13,836,202(8)
Stock Options Unvested & Accelerated	—	3,783,660(9)	—	—	5,675,490(10)	5,675,490(11)	5,675,490(11)
RSUs Unvested & Accelerated	—	3,485,449(12)	—	—	2,538,040(13)	1,255,680(14)	5,228,174(15)
Deferred Compensation Unvested & Accelerated	—	— (16)	—	—	—(16)	—	—
Benefits:
Post-termination Health Care	—	37,584(17)	37,584(17)		37,584(17)	—	37,584(17)
280G Tax Gross-up(18)	—	—	—	—	—	—	—
Total	—	16,898,954	12,537,774	—	17,167,751	22,125,779	29,654,079

EDWARD IGNACZAK

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement (1)	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death or Disability	Change in Control(2)
						With Offer of Comparable Employment	Without Offer of Comparable Employment
Compensation:
Severance Benefit	$—	N/A	$1,733,642(3)	$—	$—	$—	$2,234,176(3)(4)
Long-term Incentive:
PSUs	—	N/A	1,683,221(6)	—	1,683,321(7)	2,817,885(8)	2,817,885(8)
Stock Options Unvested & Accelerated	—	N/A	—	—	1,752,348(10)	1,752,348(11)	1,752,348(11)
RSUs Unvested & Accelerated	—	N/A	—	—	1,158,660(13)	940,724(14)	1,881,449(15)
Deferred Compensation Unvested & Accelerated	—	N/A	—	—	109,824(19)	—	—
Benefits:
Post-termination Health Care	—	N/A	25,488(17)	—	25,488(17)	—	25,488(17)
280G Tax Gross-up(18)	—	N/A	—	—	—	—	—
Total	—	N/A	3,442,451	—	4,729,641	5,510,958	8,711,346

KEITH EBLING

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement (1)	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death or Disability	Change in Control(2)
						With Offer of Comparable Employment	Without Offer of Comparable Employment
Compensation:
Severance Benefit	$—	N/A	$1,556,270(3)	$—	$—	$—	$2,004,878(3)(4)
Long-term Incentive:
PSUs	—	N/A	1,552,408(6)	—	1,552,408(7)	2,598,714(8)	2,598,714(8)
Stock Options Unvested & Accelerated	—	N/A	—	—	1,527,311(10)	1,527,311(11)	1,527,311(11)
RSUs Unvested & Accelerated	—	N/A	—	—	918,472(13)	883,549(14)	1,767,098(15)
Deferred Compensation Unvested & Accelerated	—	N/A	—	—	96,711(19)	—	—
Benefits:
Post-termination Health Care	—	N/A	28,962(17)	—	28,962(17)	—	28,962(17)
280G Tax Gross-up(18)	—	N/A	—	—	—	—	—
Total	—	N/A	3,137,640	—	4,123,863	5,009,574	7,926,963

MATTHEW HARPER

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement (4)	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death or Disability	Change in Control(2)
						With Offer of Comparable Employment	Without Offer of Comparable Employment
Compensation:
Severance Benefit	$—	N/A	$288,321(20)	$—	$—	$—	$—
Long-term Incentive:
PSUs	—	N/A	—	—	—	—	—
Stock Options Unvested & Accelerated	—	N/A	—	—	263,544(10)	263,544(11)	263,544(11)
RSUs Unvested & Accelerated	—	N/A	—	—	96,904(13)	39,299(14)	235,655(15)
Deferred Compensation Unvested & Accelerated	—	N/A	—	—	—	—	—
Benefits:
Post-termination Health Care	—	N/A	—	—	—	—	—
280G Tax Gross-up	—	N/A	—	—	—	—	—
Total	—	N/A	288,321	—	360,448	302,843	499,199

(1)

In 2010, Mr. Paz became eligible for “early retirement” under his employment agreement. No other named executive officers were retirement eligible as of December 31, 2013. If Mr. Paz’s employment is terminated due to death or disability, the termination event, at the option of Mr. Paz or his estate, as applicable, may be treated as “early retirement.”

(2)	Both the 2000 LTIP and the 2011 LTIP under which the awards reflected in this table were granted, generally define a change in control as:

i)	a change in the composition of a majority of our board of directors without the approval of the incumbent directors;

ii)	an acquisition of more than 25% of our common stock or voting power;

iii)

any merger, unless (1) our stockholders possess more than 50% of the surviving company’s outstanding stock, (2) no person or group who did not own 25% or more of our common stock before the change in control owns 25% or more of the stock of the surviving company, and (3) at least a majority of the board of directors of the surviving company were members of the incumbent directors of our Company before the change in control;

iv)	the sale of all or substantially all of our assets; or

v)	a stockholder-approved dissolution of our Company.

The 2000 LTIP and the award agreements under the 2011 LTIP, pursuant to which the awards reflected in this table were granted, generally define ‘‘comparable employment’’ as employment with us or our successor following a change in control pursuant to which:

•

the responsibilities and duties of the named executive officer are substantially the same as before the change in control, and the other terms and conditions of employment following the change in control do not impose obligations materially more burdensome;

•	the aggregate compensation is substantially economically equivalent to or greater than the named executive officer’s aggregate compensation immediately prior to the change in control; and

•	the named executive officer remains employed in the metropolitan area in which he was employed immediately preceding the change in control.

The definitions of change in control and comparable employment appear in Section 2 of the 2000 LTIP, Section 2 of the 2011 LTIP, and in the applicable award agreements.

(3)

Severance benefit under the employment agreements is equal to (i) 18 months of base salary plus (ii) 150% of the executive officer’s target performance-based cash bonus award for the year in which the termination date occurs, multiplied by the average percentage of the named executive officer’s target performance-based cash bonus award earned over the past three full year period, pro-rated for the portion of the termination year in which the named executive officer was employed. The percentage of the named executive officer’s target performance-based cash bonus award used in calculating the average percentage of the target annual bonus earned over the past three full year period is limited to 100% (for any individual year or in the aggregate) of the executive officer’s target performance-based cash bonus award even if the actual cash bonus paid exceeds the target. The severance benefit is payable in 18 substantially equal monthly installments beginning the first full month after termination; subject to a six-month deferral if necessary to avoid certain adverse tax consequences.

(4)

Assumes termination without cause concurrent with change in control. If the named executive is terminated for “good reason” under the applicable employment agreement within one year following a change in control, then the named executive is entitled to the severance benefit set described in footnote 3, provided that no pro-ration as to the portion of termination year in which the named executive was employed nor the limitation as to the three-year average bonus payout shall apply.

(5)

Upon “early retirement,” all unvested performance shares vest, pro-rated based on the number of months such named executive officer has worked past the age of 55 and such vested performance shares are only paid out to the extent the performance metrics are ultimately achieved; provided, however, that if the named executive’s termination date occurs prior to the third calendar month of the final year of the applicable performance period, the performance shares eligible for a payout greater than 100% of target with respect to such performance period shall be pro-rated based on the named executive’s employment tenure at the Company and the remaining performance shares are subject to a maximum payout equal to 100% of target.

The amounts set forth in the table are calculated based on the value of performance shares actually paid out at the end of the performance period ended December 31, 2013 and the estimated value of performance shares to be paid out at the end of the performance periods ended December 31, 2014 and 2015 in each case pro-rated based on the number of months the named executive worked past the age of 55, and provided that only two-thirds and one-third of the performance shares for the performance periods ending December 31, 2014 and 2015, respectively, are eligible for payout greater than 100% of target and the remainder has a maximum payout at target. Because we are unable to calculate the number of performance shares that would have actually been paid out for the performance periods ending December 31, 2014 and 2015, the amounts set forth in the table are calculated based on (i) the actual payout at 166.7% of target for the performance period ended December 31, 2013; (ii) an assumed payout of 155.6% of target for the performance period ending December 31, 2014 (calculated as the average of 200%, 166.7% and 100%, which reflects the actual payout percentages for performance shares paid out in 2013 and 2014 and an assumed payout at 100% of target for performance shares paid out in 2015); and (iii) an assumed payout of 122.2% of target for the performance period ending December 31, 2015 (calculated as the average of the 166.7%, 100% and 100%, which reflects the actual payout percentage for performance shares paid out in 2014 and an assumed payout at 100% of target for performance shares paid out in 2015 and 2016). The awards are payable in shares of our common stock.

(6)

Upon an involuntary not for cause termination, the named executive vests in a number of performance shares equal to the lesser of (i) the number of performance shares which would have vested and been paid based on the full achievement of the performance metrics at the end of the performance period, or (ii) the number of performance shares which would have vested and been paid based on an assumed performance period ending as of the most recently completed fiscal quarter prior to termination, in either case, pro-rated for the portion of the performance period during which the named executive was employed by the Company.

The amounts set forth in the table are calculated based on an assumed performance period ending as of December 31, 2013 and are pro-rated for the portion of the performance period during which the named executive was employed by the Company. The amount with respect to performance shares for the performance period ended December 31, 2013 is based on 166.7% of target payout as the three year performance period ended on December 31, 2013. Because we are unable to calculate the number of performance shares that would have actually been paid out for the performance periods ending December 31, 2014 and 2015, the amounts with respect to performance shares for the performance periods ending December 31, 2014 and 2015 are based on an assumed performance period ended December 31, 2013. This amount is based on involuntary not for cause termination; the amount would be $0 for a “good reason” termination. The awards are payable in shares of our common stock.

(7)

Upon a termination due to death or disability, the named executive vests in a number of unvested performance shares to the extent that the performance criteria are ultimately achieved and any payment of performance shares is pro-rated for the portion of the performance period during which the named executive was employed by the Company.

The amounts set forth in the table are calculated based on an assumed performance period ending as of December 31, 2013 and are pro-rated for the portion of the performance period during which the named executive was employed by the Company. The amount with respect to performance shares for the performance period ended December 31, 2013 is based on 166.7% of target payout as the three year performance period ended on December 31, 2013. Because we are unable to calculate the number of performance shares that would have actually been paid out for the performance periods ending December 31, 2014 and 2015, the amounts with respect to performance shares for the performance periods ending December 31, 2014 and 2015 are based on an assumed performance period ended December 31, 2013. The awards are payable in shares of our common stock.

(8)

Upon a change in control, if the named executive officer is employed by the Company on the change in control date, the named executive officer shall receive in cash the value of one share of the Company’s common stock as of the last trading day before the change in control date, multiplied by the greater of (i) the target grant with respect to each performance share award and (ii) the portion of each performance share award which would have vested and been paid based on an assumed performance period ending the day immediately preceding the change in control date. This amount assumes an offer of comparable employment is either not made or is made and accepted; however, if an offer of comparable employment is made and not accepted then the amount is $0.

The amounts set forth in the table are calculated based on an actual performance period ended December 31, 2013 with respect to performance shares for the performance period ended December 31, 2013 and an assumed performance period ending as of December 31, 2013 with respect to performance shares for the performance periods ending December 31, 2014 and 2015. The awards are payable in cash.

If the named executive officer’s employment has terminated due to death, “disability” or “retirement” (as defined in the award agreement), then the named executive officer shall receive in cash the value of one share of the Company’s common stock as of the last trading day before the change in control date, multiplied by the target grant with respect to each performance share award. If the named executive officer’s employment has been terminated by the Company without cause prior to the change in control date, then the named executive officer shall receive in cash the value of one share of the Company’s common stock as of the last trading day before the change in control date, multiplied by the lesser of (i) the target grant with respect to each performance share award and (ii) the portion of each performance share award which would have vested and been paid based on an assumed performance period ending as of the most recently completed fiscal quarter prior to termination, in either case, pro-rated for the portion of the actual performance period during which the named executive officer was employed. The Committee, at its discretion, may provide for different treatment of performance share awards that are not assumed, exchanged or substituted or are cancelled in connection with a change in control.

(9)

Upon “early retirement,” all unvested options scheduled to vest prior to the date that is 12 months plus the number of months worked by the named executive officer past the age of 55 vest on schedule, pro-rated based on the number of months the named executive is employed past the age of 55 divided by 60 and remain vested and exercisable through such date. The amount set forth in the table reflects the value of unvested stock options as of December 31, 2013 that vest on schedule following the date of termination.

(10)	Upon a termination due to death or disability, all unvested stock options vest. The amount set forth in the table reflects the value of unvested stock options as of December 31, 2013 that vest on the date of termination.

(11)

Upon a change in control where there will be no public market for the Company’s common stock or successor to the Company’s common stock following the change in control date, all unvested stock options vest and are payable in cash.

Upon a change in control where there will be a public market for the Company’s common stock or successor to the Company’s common stock following the change in control date, all options will be assumed, exchanged or substituted for by the successor entity to the Company’s common stock. If, within 90 days prior to the change in control date or within two years following the change in control date, either (i) the employment of the named executive is terminated without cause (as defined in the applicable employment agreement) or (ii) the named executive terminates employment due to a constructive termination (as defined in the applicable award agreement), then all outstanding unvested options shall vest in full on the date of such termination and remain exercisable for the duration of their term.

The amount set forth in the table reflects the value of unvested stock options as of December 31, 2013 that vest on the date of termination assuming that either (i) there is no public market for the Company’s common stock or successor to the Company’s common stock following the change in control date or (ii) there will be a public market for the Company’s common stock or successor to the Company’s common stock following the change in control date, but the named executive is terminated without cause within 90 days prior to the change in control date.

(12)

Upon “early retirement,” a pro-rated portion (based on the number of months such named executive officer has worked past the age of 55, divided by 60) of the named executive’s unvested restricted stock units that are scheduled to vest on or prior to the third anniversary of the termination date shall vest in accordance with their terms. The amounts set forth in the table reflect the value of unvested restricted stock units as of December 31, 2013 that continue to vest in accordance with their terms following the date of termination.

(13)

Upon a termination due to death or disability, all unvested restricted stock units vest, pro-rated for the portion of the period from the grant date through the last vesting date on the vesting schedule with respect to each restricted stock unit award during which the named executive was employed by the Company.

(14)

With respect to grants made prior to March 1, 2013, upon a change in control, if the named executive is offered and accepts “comparable employment” with the Company or any successor of the Company’s business on or before the change in control date, then one-half of the named executive’s unvested restricted stock units will vest as of the change in control date. With respect to grants made after March 1, 2013, if the named executive is offered and accepts “comparable employment” with the Company or any successor of the Company’s business, then no accelerated vesting will occur.

The amount set forth in the table assumes that an offer of “comparable employment” is accepted. If an offer of “comparable employment” is made and not accepted, then all of the named executive’s unvested restricted stock units would be forfeited.

(15)

With respect to a change in control, if the named executive is either (i) not offered “comparable employment” on or before the change in control date or (ii) involuntarily terminated without cause after the change in control date or voluntarily terminated employment for failure to maintain “comparable employment” relative to the named executive’s employment immediately prior to the change in control date, then all of the named executive’s restricted stock units shall vest as of the change in control date (in the case of no offered “comparable employment”) and as of the termination date (in the case of involuntary termination).

(16)

Mr. Paz is currently eligible for “retirement” (as defined in the EDCP) and accordingly, all of the Company EDCP contributions to Mr. Paz have fully vested. For the total amount payable to Mr. Paz under the EDCP upon his termination of employment, see the “Nonqualified Deferred Compensation in 2013” table above.

(17)

Reimbursement for cost of continuing health insurance under COBRA for 18 months after termination (for Mr. Paz, payments for 36 months after termination equal to either the cost of continuing medical insurance under COBRA or, following expiration of the COBRA period, equivalent medical insurance coverage). Amounts are calculated based on the current monthly cost for COBRA for the highest cost options under our current health plans.

(18)

Pursuant to the new employment agreements entered into with our named executive officers (other than Mr. Harper, who has no such agreement) in the first quarter of 2014, none of our named executive officers is eligible to receive a tax “gross-up” payment.

(19)

Upon a termination due to death or “disability” (as defined in the EDCP), all Company contributions to the named executive’s EDCP account are accelerated and vested. Withdrawals/distributions of vested amounts can be made after termination from the Company, either at a fixed time in a lump sum payment or pursuant to a fixed schedule as previously specified. The amount set forth in the table reflects the unvested Company contributions that vest on the termination date. Distribution of a participant’s EDCP account shall be made in cash, except for those amounts that are invested in the Company Stock Fund, which will be distributed in whole shares of our common stock with fractional shares paid in cash. All withdrawals and distributions are made in compliance with Section 409A of the Internal Revenue Code.

(20)

The severance amount for Mr. Harper is pursuant to the terms of the Company’s severance plan for vice presidents and includes six months of base salary plus a target payout award under the 2013 Employee Annual Bonus Plan, pro-rated for the portion of the performance year during which Mr. Harper was employed.

JEFF HALL

As discussed above, on July 29, 2013, we announced a chief financial officer transition process, pursuant to which Jeffrey Hall left the role of chief financial officer effective as of July 30, 2013. Mr. Hall remained an employee of the Company through September 1, 2013. A summary of the payments, compensation and benefits with respect to Mr. Hall’s termination of employment is as follows:

Executive Benefits and Payments Upon Termination	Benefits Upon Termination
Compensation:
Severance Benefit	$1,588,500(1)
Long-term Incentive:
PSUs	2,095,828(2)
Stock Options Unvested & Accelerated	—
RSUs Unvested & Accelerated	—
Deferred Compensation Unvested & Accelerated	—
Benefits:
Post-termination Health Care	5,339(3)
280G Tax Gross-up	—
Total	3,689,667

(1)	Payable in 18 monthly installments beginning March 1, 2014.

(2)

Pursuant to the terms of his executive employment agreement, Mr. Hall will vest in a number of performance shares equal to the lesser of (i) the number of performance shares which would have vested and been paid based on the full achievement of the performance metrics at the end of the performance period, or (ii) the number of performance shares which would have vested and been paid based on an assumed performance period ending as of the most recently completed fiscal quarter prior to termination, in either case, pro-rated for the portion of the performance period during which he was employed by the Company.

The amount set forth in the table above with respect to performance shares for the performance period ended December 31, 2013 was based on 166.7% of target payout as the three year performance period ended on December 31, 2013. Because we are unable to calculate the actual amounts to be paid out with respect to performance shares for the performance periods ending December 31, 2014 and 2015, the amount set forth in the table above with respect to these performance periods is based on an assumed performance period ending June 30, 2013. The amounts are based on the closing price of our common stock on December 31, 2013. The awards are payable in shares of our common stock and are pro-rated for the portion of each respective performance period during which Mr. Hall was employed by the Company.

(3)	Reimbursement for cost of continuing health insurance under COBRA from the date of termination through December 31, 2013.

PATRICK MCNAMEE

As discussed above, on March 14, 2014 Patrick McNamee left the Company. A summary of the payments, compensation and benefits with respect to Mr. McNamee’s termination of employment is as follows:

Executive Benefits and Payments Upon Termination	Benefits Upon Termination
Compensation:
Severance Benefit	$1,180,000
Long-term Incentive:
PSUs	—
Stock Options Unvested & Accelerated	—
RSUs Unvested & Accelerated	—
Deferred Compensation Unvested & Accelerated	—
Benefits:
Post-termination Health Care	—
280G Tax Gross-up	—
Total	1,180,000

EDWARD IGNACZAK

On March 24, 2014, the Company entered into a Retention Agreement with Mr. Ignaczak, who had previously notified the Company of his intent to retire, to incentivize Mr. Ignaczak to remain employed for the period covered by the agreement. The agreement runs through the later of (i) December 31, 2014 or (ii) the end of a 30-day period set forth in the agreement for a notice of termination that may be provided by either the Company or Mr. Ignaczak prior to December 31, 2014, unless earlier terminated by the Company or unless extended by mutual consent of the parties. The agreement provides for the following benefits:

•

Termination without Retention Benefit. If the Company terminates the employment of Mr. Ignaczak at any time for cause (as defined in Mr. Ignaczak’s executive employment agreement), or Mr. Ignaczak terminates his employment prior to November 1, 2014 (or on or after such date without 30 day notice) for any reason, then Mr. Ignazcak shall only be entitled to receive certain accrued benefits (such as salary and rights under benefit plans) and forfeits any other benefits that he may have been entitled to under his executive employment agreement.

•

Termination with Retention Benefit. If the Company terminates Mr. Ignaczak’s employment at any time without cause, or if Mr. Ignaczak terminates his employment with a 30 days’ advance notice on or after November 1, 2014 but before the expiration of the agreement, then Mr. Ignaczak is entitled to (i) the accrued benefits described above; (ii) any accrued but unpaid annual bonus, to the extent the payout is approved by the Committee; (iii) a retention award in the amount of $2,000,000; (iv) payment of the cost of continuing health benefits for Mr. Ignaczak and his spouse and dependents for 18 months; and (v) payment of a pro-rated annual bonus for the year of termination, to the extent such bonus is approved for payout by the Committee.

Mr. Ignaczak waives all rights and benefits he may otherwise have pursuant to his executive employment agreement upon his resignation for any reason (including for “good reason”) while the retention agreement is effective. Similarly, no additional payments or benefits, other than those listed above, are paid to Mr. Ignaczak upon termination of his employment during such period by the Company, and such termination is treated as a termination of employment by Mr. Ignaczak without “good reason” for the purposes of any agreements, plans or policies of the Company (including for long-term incentive equity awards). Such waiver of rights and benefits upon termination of his employment by the Company is inapplicable if the termination occurs following the change in control of the Company.

Payments under the retention agreement are contingent upon Mr. Ignaczak signing an appropriate release and his compliance with the restrictive covenants contained in his executive employment agreement as described above, and are subject to deferred payout to avoid adverse tax consequences.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Directors and Executive Officers

The following table contains certain information regarding the beneficial ownership of our common stock as of February 15, 2014 (unless otherwise noted) by (i) each of our directors and director nominees, (ii) each of our executive officers named in the Summary Compensation Table above, and (iii) all of our current executive officers and directors as a group. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns. The business address for each of our directors and executive officers listed below is c/o Express Scripts Holding Company, One Express Way, St. Louis, MO 63121.

Name	Shares of Common Stock Beneficially Owned Directly or Indirectly(1)	Stock Options Exercisable currently or within 60 days		Shares Issuable within 60 days(2)	Other Stock- Based Holdings(3)	Total Shares Beneficially Owned(4)
George Paz	787,152	1,227,162		36,079	68,547	2,118,940
Gary G. Benanav	38,242	41,130		0	0	79,372
Maura C. Breen	12,820	41,130		0	0	53,950
William J. DeLaney	969	5,168		0	0	6,137
Nicholas J. LaHowchic	21,624	7,658		0	0	29,282
Thomas P. Mac Mahon	36,603	41,130		0	0	77,733
Frank Mergenthaler	7,163	31,010		0	0	38,173
Woodrow A. Myers	6,420	15,308		0	0	21,728
John O. Parker, Jr.	34,912	41,130		0	0	76,042
William L. Roper	686	43,786		6,872	0	51,344
Samuel K. Skinner	75,505	15,308		0	0	90,813
Seymour Sternberg	36,262	28,436		0	0	64,698
Jeffrey L. Hall	53,816	356,712		14,419	538	425,485
Keith J. Ebling	172,676	292,374		13,701	497	479,248
Edward B. Ignaczak	31,775	120,247		17,350	4,632	174,004
Patrick R. McNamee	58,687	172,483		17,313	2,420	250,903
Matthew D. Harper	30,250	73,303		1,438	0	104,991
Directors and Executive Officers as a Group (23 persons)	1,336,084	2,543,174	(5)	269,072	75,455	4,223,785

(1)

Includes shares in which voting and investment power are shared with the director’s or executive’s spouse or held in family trust(s), as follows: Mr. Paz 129,110 shares; Mr. Ebling 151,676 shares; Mr. McNamee 35,645 shares; Mr. Benanav 38,242 shares; Mr. Sternberg 36,262 shares; Mr. Skinner 16,696; Mr. Mac Mahon 36,603; Mr. Parker 34,912; and for directors and executive officers as a group 493,217 shares.

(2)

Includes shares that may be acquired within 60 days of February 15, 2014 upon the vesting of restricted stock units (“RSUs”) and the payout of performance shares (“PSUs”). RSUs vesting within 60 days of February 15, 2014 are as follows: Mr. Paz 36,079; Mr. Ignaczak 17,350; Mr. McNamee 17,313; Mr. Ebling 13,701; Mr. Harper 1,438; and for directors and executive officers as a group 118,674. PSUs approved for payout on March 5, 2014 are as follows: Mr. Paz 74,349; Mr. Hall 14,419; Mr. Ignaczak 12,907; Mr. McNamee 12,722; Mr. Ebling 11,985; and for directors and executive officers as a group 143,526. Also includes vested restricted stock units, the settlement of which has been deferred, as follows: Mr. Roper 6,872 shares, and for directors and executive officers as a group 13,878 shares.

(3)	Includes phantom shares representing fully-vested investments in the Company stock fund under the EDCP, as to which no voting or investment power exists.

(4)

The total beneficial ownership for any individual, and total for the directors and executive officers as a group is less than 1%, based on 776,655,219 shares of common stock issued and outstanding on February 15, 2014.

(5)	Includes stock issuable upon exercise of stock appreciation rights.

Five Percent Owners of Company Stock

The following table sets forth information as to each person or entity known to us, based on information available to us, to be the beneficial owner of more than five percent of the outstanding shares of our common stock as of February 15, 2014 (percent of common stock outstanding based on shares of common stock issued and outstanding on February 15, 2014).

Name and Mailing Address	Number of Shares		Percent of Common Stock Outstanding
BlackRock, Inc.	42,537,508	(1)	5.5%
40 East 52nd Street New York, NY 10022

(1)

Information based on Schedule 13G/A filed with the SEC on February 4, 2014 by BlackRock, Inc., including on behalf of certain subsidiaries, reporting beneficial ownership as of December 31, 2013. Such filing reports that the beneficial owner, BlackRock, Inc. holds sole voting power with respect to 35,142,938 of the shares reported, shared voting power with respect to 12,286 of the shares reported, sole dispositive power with respect to 42,525,222 of the shares reported, and shared dispositive power with respect to 12,286 of the shares reported. The filing also reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares and that no one person’s interest in the shares is greater than five percent (5%) of the total number of outstanding shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, persons who beneficially own more than ten percent of a registered class of our equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and The Nasdaq Global Select Market, and to furnish the Company with copies of the forms. Based solely on our review of the forms we received or filed with the SEC, or written representations from reporting persons, we believe that all of our directors, executive officers and greater than ten percent beneficial owners complied with all such filing requirements during 2013. In March 2014, due solely to an administrative error by our equity award plan administrator, one of our executive officers, Glen Stettin, filed a late Form 4 (3 days late) with respect to the vesting of restricted stock units.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee is composed of four directors who, in the judgment of our board of directors, meet the independence requirements of The Nasdaq Global Select Market.

Since 1992 the Audit Committee has operated under a charter adopted by our board of directors. The charter, as amended, can be found at the “Investor Relations — Governance — Corporate Governance Documents” section of our website at www.express-scripts.com. The primary function of the Audit Committee is to assist our board of directors in its oversight of the integrity of our Company’s financial reporting processes and system of internal controls with respect to finance and accounting. Management is responsible for our financial statements and overall reporting process, including the system of internal controls. The independent registered public accountants are responsible for conducting annual audits and quarterly reviews of our financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee submits the following report pursuant to SEC rules:

•

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements of Express Scripts Holding Company included in the annual report on Form 10-K for the year ended December 31, 2013 (which we refer to as the “Financial Statements”).

•

The Audit Committee has discussed with PricewaterhouseCoopers LLP, or “PwC,” our Company’s independent registered public accountants, the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board, or “PCAOB.”

•

The Audit Committee has received from PwC the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence (which relates to the auditor’s independence from our Company and its related entities), and has discussed with PwC the independence of PwC from us.

•

Based upon the aforementioned review and discussions, the Audit Committee recommended to the board of directors that the Financial Statements be included in the Express Scripts Holding Company Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Respectfully submitted,

Frank Mergenthaler, Chairman

William J. DeLaney

John O. Parker, Jr.

Seymour Sternberg

The Report of the Audit Committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

Proxy Item No. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The firm of PricewaterhouseCoopers LLP served as our independent registered public accountants for the year ended December 31, 2013. The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP to act in that capacity for the year ending December 31, 2014. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Although we are not required to submit this appointment to a stockholder vote, the Audit Committee continues to believe that it is appropriate as a matter of policy to request that our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our principal independent registered public accountants. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain PricewaterhouseCoopers LLP or appoint another auditor. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit with respect to our annual financial statements for the years ended December 31, 2012 and December 31, 2013, as well as fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods. Amounts displayed for 2012 reflect fees for Express Scripts, Inc. for the period beginning January 1, 2012 through April 2, 2012 (the date of the consummation of the Medco transactions) and for Express Scripts Holding Company for the period beginning April 2, 2012 through December 31, 2012.

	2012	2013
Audit fees(1)	$4,943,786	$3,454,975
Audit-related fees(2)	777,000	1,162,000
Tax fees(3)	11,397	100,000
All other fees(4)	5,200	5,200

Total fees	$5,737,383	$4,722,175

(1)

Audit fees are fees paid for professional services rendered for the audit of our annual consolidated financial statements, for reviews of our interim consolidated financial statements and SEC filings, and for the audit of internal controls over financial reporting. Audit fees also include fees for work generally only the independent auditor can be expected to provide such as services associated with documents filed with the SEC and with assistance in responding to SEC comment letters, as well as reports, specific audits and agreed upon procedures as required by regulators.

(2)	Audit related fees are fees paid for assurance and related services performed by our independent registered public accountant including services related to SSAE16 reports for 2013.

(3)

Tax fees are fees paid for state tax apportionment work, preparation and review of international tax filings and international tax consulting and advice related to compliance with international tax laws.

(4)

All other fees include any fees earned for services rendered by PricewaterhouseCoopers LLP during 2012 and 2013 which are not included in any of the above categories. The other fees for 2012 and 2013 consist of licensing fees paid by us with respect to certain accounting research software.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accountants

The Audit Committee charter requires the Audit Committee’s pre-approval of all services, both audit and permitted non-audit, to be performed for the Company by the independent auditors. In determining whether proposed services are permissible, the Audit Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Audit Committee may (i) consult with management as part of the decision-making process, but may not delegate this authority to management and (ii) delegate, from time to time, its authority to pre-approve such services to one or more Audit Committee members, provided that any such approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting.

The board of directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2014.

Proxy Item No. 3:

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement.

We encourage stockholders to review the Compensation Discussion and Analysis, or CD&A, beginning on page 22. The CD&A provides additional details of our executive compensation program, including our compensation philosophy and objectives, the individual elements of our executive compensation program and how our executive compensation program is administered.

The board of directors believes that the executive compensation as disclosed in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement aligns with our compensation philosophy and objectives as well as the pay practices of our Peer Group Companies. The board of directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section and the tabular and narrative disclosure included in the Company’s 2014 annual meeting proxy statement.

Because the vote is advisory, it will not be binding upon the board of directors or the Compensation Committee and neither the board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The board of directors values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the board of directors and the Compensation Committee will consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions. We currently intend to hold a non-binding stockholder vote on our executive compensation each year at the annual meeting of our stockholders.

The board of directors unanimously recommends a vote FOR the approval of the above resolution and the Company’s executive compensation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2013 relating to our equity compensation plans under which equity securities are authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding Options and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)		(b)		(c)
Equity Compensation Plans approved by security holders(1)	34,941,904	(2)	$43.56	(3)	43,817,804	(4)
Equity Compensation Plans not approved by security holders	0		0		0

Total	34,941,904	(2)	$43.56	(3)	43,817,804	(4)

(1)

All shares reflected in this table are issuable pursuant to equity incentive plans that were approved prior to the consummation of the Medco transactions by (i) Express Scripts, Inc., in its capacity as our sole stockholder, and (ii) shareholders of either Express Scripts, Inc. or Medco Health Solutions, Inc., as applicable.

(2)	Does not include stock options, restricted stock units or performance shares awarded after December 31, 2013.

The following is a summary of the 2011 LTIP as of December 31, 2013:

•	There are 5,572,381 shares of stock to be issued upon exercise of outstanding options, with a weighted average exercise price of $53.86.

•

The number of outstanding and unvested shares of restricted stock units and performance shares (assuming vesting at target) is 922,182. Assuming that all performance shares vest at the maximum level, the amount shown in column (a) would be increased by 372,296 shares.

The following is a summary of the Medco Health Solutions, Inc. 2002 Stock Incentive Plan (the “Medco 2002 SIP”):

•	There are 18,575,374 shares of stock to be issued upon exercise of outstanding options, with a weighted average exercise price of $42.14.

•

The number of outstanding and unvested shares of restricted stock units is 1,758,861 and the number of outstanding vested deferred restricted stock units (which were previously offered under the Medco 2002 SIP prior to April 2, 2012) is 62,748.

The following is a summary of our 2000 Long-Term Incentive Plan (the “2000 LTIP”):

•	There are 5,870,905 shares of stock to be issued upon exercise of outstanding options and SSARs, with a weighted average exercise price of $39.96.

•

The number of outstanding and unvested shares of restricted stock units and performance shares (assuming vesting at target) is 142,414. Assuming that all performance shares vest at the maximum level, the amount shown in column (a) would be increased by 136,727 shares.

•	Pursuant to the terms of the 2011 LTIP, no grants of equity awards may be made under the 2000 LTIP after June 1, 2011.

The following is a summary of our Accredo Health, Incorporated 2002 Long-Term Incentive Plan (the “Accredo Plan”).

•	We assumed the sponsorship of the Accredo Plan, and awards granted thereunder, upon the consummation of the Medco transactions; however, no further awards may be made under the Accredo Plan.

•	As of December 31, 2013, there are 1,878,660 shares of stock to be issued upon exercise of outstanding options, with a weighted average exercise price of $38.37.

•	The number of outstanding and unvested restricted stock units under the Accredo Plan is 158,379.

(3)	Shares issuable upon vesting of restricted stock units or performance shares are not included in the weighted average computation.

(4)

Includes shares available for issuance under the 2011 LTIP, the Express Scripts, Inc. Employee Stock Purchase Plan (the “ESPP”), the Medco 2002 SIP and the EDCP. Because no further grants under the 2000 LTIP or the Accredo Plan may be made, shares available for issuance under the 2000 LTIP and the Accredo Plan are not included. The number of shares available for issuance includes 22,556,641 shares remaining available for future issuance under the 2011 LTIP, 5,877,804 shares remaining available for future issuance under the EDCP, 1,867,057 shares remaining available for future issuance under the ESPP and 13,516,302 shares remaining available for future issuance under the Medco 2002 SIP.

OTHER MATTERS

Other Business at the Annual Meeting

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote shares of our common stock subject to such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

Future Stockholder Proposals

In accordance with our bylaws, a stockholder who, at any annual meeting of our stockholders, intends to nominate a person for election as a director or present a proposal must so notify our Corporate Secretary, in writing, describing such nominee(s) or proposal and providing information concerning such stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities, and any relevant understandings or arrangements between the stockholder and beneficial owner, if any, and the reasons for and interest of such stockholder and beneficial owner, if any, in the proposal. Generally, to be timely, such notice must be received by our Corporate Secretary not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting, provided that in the event that no annual meeting was held the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. For our annual meeting to be held in 2015, any such notice must be received by us at our principal executive offices between January 7, 2015 and February 6, 2015 to be considered timely for purposes of the 2015 annual meeting. Any person interested in offering such a nomination or proposal should request a copy of the relevant bylaw provisions from our Corporate Secretary. Please note that these time periods also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority, which rules are separate from and in addition to the SEC requirements (discussed above) that a stockholder must meet in order to have a proposal included in our proxy statement.

Our bylaws also set out specific eligibility requirements that nominees for director must satisfy, which require nominees to:

•

complete and return a written questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made; and

•	provide a written representation and agreement that the nominee:

¡	will abide by the advance resignation requirements of our bylaws in connection with director elections;

¡

is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (2) any Voting Commitment that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law;

¡

is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

¡

if elected as a director, would be in compliance and will comply with all of our applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Stockholder proposals intended to be presented at the 2015 annual meeting must be received by us at our principal executive office no later than November 25, 2014, in order to be eligible for inclusion in our proxy statement and proxy relating to that meeting under Rule 14a-8 of the Securities Exchange Act of 1934. Upon receipt of any proposal, we will determine whether to include such proposal in accordance with SEC rules and regulations.

Householding of Proxy Materials

The SEC has adopted rules which permit companies and intermediaries such as brokers to satisfy delivery requirements for Notice of Internet Availability of Proxy Material with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Material addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Express Scripts Holding Company, Attention: Investor Relations, One Express Way, Saint Louis, Missouri 63121, or by telephone at 314-702-7516, and we will promptly deliver these documents to you or start householding following our receipt of such request.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses will be reimbursed by us. Solicitation will be made by mail and may also be made personally or by telephone, facsimile or other means by our executive officers, directors and employees, without special compensation for such activities. We have hired MacKenzie Partners, Inc. to assist in the solicitation of proxies. MacKenzie will receive a fee for such services of approximately $15,000, plus reasonable out-of-pocket expenses, which will be paid by us.

By Order of the Board of Directors Martin P. Akins Vice President, Deputy General Counsel and Corporate Secretary

March 25, 2014

AIRPORT
I–70
EXIT 240
FLORISSANT ROAD NORTH
DOWNTOWN
EXIT 240
EXPRESS SCRIPTS®
ONE EXPRESS WAY
UNIVERSITY BOULEVARD
UNIVERSITY PLACE DRIVE
MARK TWAIN
N
W
E
S

EXPRESS SCRIPTS®

One Express Way

On the Campus of the University of Missouri-St. Louis

- *Exit Interstate 70 at Exit 240 (Florissant/University Boulevard).*
- *Go south on University Boulevard for approximately 1/4 mile to the first traffic signal at the intersection of University Boulevard and University Place Drive.*
- *Turn right on University Place Drive and continue to Express Scripts' Headquarters at One Express Way, just off University Place Drive, on the right.*

EXPRESS SCRIPTS HOLDING COMPANY ONE EXPRESS WAY SAINT LOUIS, MO 63121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2014.* Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M54607-P33532-Z59589 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EXPRESS SCRIPTS HOLDING COMPANY

The Board of Directors recommends you vote FOR each of the following nominees:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Gary G. Benanav	☐	☐	☐
	1b.	Maura C. Breen	☐	☐	☐	The Board of Directors recommends you vote FOR each of the following proposals:			For	Against	Abstain
	1c.	William J. DeLaney	☐	☐	☐	2	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2014.		☐	☐	☐
	1d.	Nicholas J. LaHowchic	☐	☐	☐
	1e.	Thomas P. Mac Mahon	☐	☐	☐
	1f.	Frank Mergenthaler	☐	☐	☐
	1g.	Woodrow A. Myers, Jr., MD	☐	☐	☐	3.	To approve, by non-binding vote, executive compensation.		☐	☐	☐
	1h.	John O. Parker, Jr.	☐	☐	☐
	1i.	George Paz	☐	☐	☐
	1j	William L. Roper, MD, MPH	☐	☐	☐	Please indicate if you plan to attend this meeting.			☐	☐
	1k.	Seymour Sternberg	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

Admission Ticket

EXPRESS SCRIPTS HOLDING COMPANY

Annual Meeting of Stockholders

Wednesday, May 7, 2014

8:00 a.m., Central Time

Principal Executive Offices

One Express Way

Saint Louis, Missouri 63121

Please present this top portion of the proxy card at the meeting if you wish to attend. Please remember to indicate that you plan to attend this meeting on reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M54608-P33532-Z59589

EXPRESS SCRIPTS HOLDING COMPANY

This Proxy is solicited on behalf of the Board of Directors

Annual Meeting of Stockholders

May 7, 2014

The stockholder(s) hereby appoint(s) George Paz and Keith J. Ebling, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Express Scripts Holding Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Central Time on May 7, 2014, at the principal executive offices of the Company located at One Express Way, Saint Louis, Missouri 63121 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THE PROXIES SHALL VOTE: (i) FOR THE ELECTION OF EACH NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, (ii) FOR PROPOSALS NO. 2 AND NO. 3, AND (iii) IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Continued and to be signed on reverse side